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                            REORGANIZATION AGREEMENT


                                  BY AND AMONG


                         STARWOOD LODGING CORPORATION,


                     WD PARENT, INC., WD ACQUISITION CORP.,


                                 NOTERIZON B.V.


                                      AND


                             VNU INTERNATIONAL B.V.



                         DATED AS OF DECEMBER 18, 1997

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



                               TABLE OF CONTENTS

                                                                                                                      PAGE
ARTICLE I
         THE MERGER; CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.1     The Merger Transaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.2     Closing Transactions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         1.3     Post-Closing Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

ARTICLE II
         CONDITIONS TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         2.1     Conditions to the WD Parties' Obligation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         2.2     Conditions to Starwood's Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE III
         COVENANTS PRIOR TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.1     Conduct of Business by the Company Pending the Merger  . . . . . . . . . . . . . . . . . . . . . . .  12
         3.2     Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.3     Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         3.4     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.5     Reasonable Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         3.6     Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.7     Ireland Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.8     Covenant of Starwood . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.9     Book Value Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.10    Intercompany Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.11    Fiscal Year Filing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.12    Covenants of the WD Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF STARWOOD   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.1     Organization and Corporate Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.2     Authorization of Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.3     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.4     Subsidiaries; Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.5     Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.6     Consents and Approvals; No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.7     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.8     Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         4.9     Permits and Compliance; Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.10    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         4.11    Actions and Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         4.12    Certain Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         4.13    ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

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
         4.14    Compliance with Worker Safety and Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . .  26
         4.15    Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.16    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.17    Parachute Payments to Disqualified Individuals . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.18    Affiliate Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.19    Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         4.20    Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE V
         REPRESENTATIONS AND WARRANTIES OF THE WD PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.1     Organization and Corporate Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.2     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.3     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.4     Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.5     Certain Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.6     Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

ARTICLE VI
         TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         6.1     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         6.2     Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE VII
         REMEDIES, INDEMNIFICATION AND RELATED MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         7.1     Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         7.2     Remedies and Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE VIII
         ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.1     Continuing Assistance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.2     Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.3     Press Releases and Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         8.4     Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         8.5     Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         8.6     Certain Other Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         8.7     Management Services Contract . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         8.8     Standstill . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         8.9     Employee Benefits Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         8.10    Name Change  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         8.11    Reasonable Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         8.12    Certain Severance Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44

ARTICLE IX
         DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         9.1     Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44





                                     - ii -
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
         9.2     Cross Reference of Other Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

ARTICLE X
         MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         10.1    Amendment and Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         10.2    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         10.3    Binding Agreement; Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
         10.4    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         10.5    No Strict Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         10.6    Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         10.7    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         10.8    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         10.9    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         10.10   Parties in Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         10.11   No Liability of Individuals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         10.12   Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

                                LIST OF EXHIBITS

Exhibit A        -        Certificate of Merger
Exhibit B        -        Agreement and Plan of Merger
Exhibit C-1      -        Form of Opinion of ITT Counsel or Kirkland & Ellis
Exhibit C-2      -        Form of Opinion of Counsel to ITT or the Company
Exhibit D        -        Form of Opinion of Winthrop, Stimson, Putnam & Robert

                               INDEX OF SCHEDULES

Absence of Changes Schedule
Actions Schedule
Affiliate Interest Schedule
Agreements Schedule
Consents Schedule
Covenants Schedule
Employee Benefits Matters Schedule
Environmental Schedule
ERISA Schedule
Financial Statements Schedule
Indebtedness Schedule
Intellectual Property Schedule
JV Agreements Schedule
Liabilities Schedule
Parachute Payments Schedule
Permits Schedule
Subsidiaries Schedule
Tax Schedule

                            REORGANIZATION AGREEMENT


                 THIS REORGANIZATION AGREEMENT (this "Agreement") is made as of December 18, 1997, by and among STARWOOD LODGING CORPORATION, a Maryland corporation (the "Starwood"), WD PARENT, INC., a Delaware corporation ("WD Parent"), WD ACQUISITION CORP., a Delaware corporation ("WD Acquisition"), VNU INTERNATIONAL B.V., a Dutch corporation ("VNU International"), and NOTERIZON B.V., a Dutch corporation ("Noterizon" and, together with VNU International, "VNU" and, together with VNU International, WD Parent and WD Acquisition, the "WD Parties"). Starwood, VNU, WD Parent and WD Acquisition are referred to herein collectively as the "Parties" and individually as a "Party." Certain capitalized terms used herein are defined in Article IX hereof.

                 WHEREAS, Starwood has entered into an Amended and Restated Agreement and Plan of Merger (the "ITT Merger Agreement") dated as of November 12, 1997 with ITT Corporation ("ITT") pursuant to which an indirect wholly owned subsidiary of Starwood will merge with and into ITT and ITT shall become an indirect wholly owned subsidiary of Starwood (the "ITT Merger");

                 WHEREAS, ITT owns beneficially and of record 100% of the issued and outstanding shares of voting common stock, par value $100 per share (the "Voting Common Stock"), and non-voting common stock, par value $100 per share (the "Non-Voting Common Stock" and collectively with the Voting Common Stock, the "Company Stock"), of ITT World Directories Inc., a Delaware corporation (the "Company");

                 WHEREAS, on or before the Closing Date, VNU will own beneficially and of record 100% of the issued and outstanding shares of the preferred stock, par value $.01 per share, of WD Parent (the "WD Parent Preferred Stock"), which represents 80% of the voting power of WD Parent as of the Closing Date;

                 WHEREAS, on or before the Closing Date, WD Parent will own beneficially and of record 100% of the issued and outstanding Class A Preferred Stock, par value $.01 per share, of WD Acquisition (the "WD Acquisition Class A Preferred Stock"), which represents 80% of the voting power of WD Acquisition as of the Closing Date;

                 WHEREAS, WD Acquisition owns beneficially and of record 100% of the common stock, par value $.01 per share, of WD Parent (the "WD Parent Common Stock"), which represents 20% of the voting power of WD Parent as of the Closing Date;

                 WHEREAS, VNU owns beneficially and of record 100% of the common stock, par value $.01 per share, of WD Acquisition (the "WD Acquisition Common Stock") and, on or before the Closing Date, VNU or a subsidiary of VNU will own beneficially and of record 100% of the Class B Preferred Stock, par value $.01 per share, of WD Acquisition (the "WD Acquisition Class B Preferred Stock"), which collectively with the WD Acquisition Common Stock represents 20% of the voting power of WD Acquisition as of the Closing Date;

                 WHEREAS, the boards of directors of Starwood, WD Parent, WD Acquisition and VNU deem advisable and in the best interests of their respective stockholders the merger (the "Merger") of WD Acquisition with and into the Company upon the terms and conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"); and

                 WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code.

                 NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:


                                   ARTICLE I
                              THE MERGER; CLOSING

                 1.1      THE MERGER TRANSACTION.

                 (a) The Merger. On and subject to the terms and conditions set forth in this Agreement and in accordance with the DGCL, Starwood, VNU and WD Parent shall cause WD Acquisition to merge with and into the Company at the Effective Time. Following the Merger, the separate existence of WD Acquisition shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all of the rights and obligations of WD Acquisition in accordance with the DGCL.

                 (b) Effective Time. On the Closing Date, Starwood and WD Parent shall cause the Company and WD Acquisition, respectively, to cause a Certificate of Merger, substantially in the form attached hereto as Exhibit A (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware. The Merger shall become effective when the Certificate of Merger, executed in accordance with the relevant provisions of the DGCL, is duly filed with the Secretary of State of the State of Delaware (the "Effective Time").

                 (c) Effect of the Merger. The Merger shall have the effect set forth in Section 251 of the DGCL in addition to the following other effects:

                          (i)     Certificate of Incorporation.  The
         Certificate of Incorporation of WD Acquisition, as in effect immediately prior to the Effective Time, shall become the Certificate of Incorporation of the Surviving Corporation until amended or repealed in accordance with the terms thereof or applicable law.

                          (ii) By-Laws. The By-Laws of WD Acquisition, as in effect immediately prior to the Effective Time, shall become the By-Laws of the Surviving Corporation until amended or repealed in accordance with the terms thereof, the Certificate of Incorporation of the Surviving Corporation or applicable law.

                          (iii) Directors and Officers. The directors and officers of WD Acquisition immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation at and as of the Effective Time until their successors are duly elected and qualified in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws or their earlier removal, death or resignation.

                 (d) Conversion of Securities. At and as of the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or the holders of any securities of the Company or WD Acquisition:

                          (i) each share of Voting Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically canceled and retired and shall cease to exist with no payment being made with respect thereto and shall be converted into the right to receive upon the surrender of the certificate representing such share of Voting Common Stock one share of WD Parent Common Stock (in the aggregate, the "Voting Common Stock Consideration"), as modified by any Merger Consideration Adjustments, if any;

                          (ii) each share of Non-Voting Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically canceled and retired and shall cease to exist with no payment being made with respect thereto and shall be converted into the right to receive upon the surrender of the certificate representing such share of Non-Voting Common Stock one share of WD Parent Common Stock (in the aggregate, the "Non-Voting Common Stock Consideration" and together with the Voting Common Stock Consideration, the "Merger Consideration"), as modified by any Merger Consideration Adjustments, if any;

                          (iii) all shares of the Company Stock that are held in the Treasury of the Company shall be canceled and retired and shall cease to exist and shall not be converted or exchanged;

                          (iv) each share of WD Parent Common Stock issued and outstanding immediately prior to the Effective Time shall be automatically canceled and retired and shall cease to exist and shall not be converted or exchanged.

                          (v)     each share of WD Acquisition Class A
         Preferred Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into one validly issued, fully paid and nonassessable share of Class A Preferred Stock, par value $.01 per share, of the Surviving Corporation;

                          (vi)    each share of WD Acquisition Class B
         Preferred Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into one validly issued, fully paid and nonassessable share of Class B Preferred Stock, par value $.01 per share, of the Surviving Corporation;

                          (vii) each share of common stock, par value $.01 per share, of WD Acquisition issued and outstanding immediately prior to the Effective Time shall be automatically converted into one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

                 (e) Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Stock shall thereafter be made.

                 (f) Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of the Company, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Company and otherwise to carry out the purposes of this Agreement.

                 1.2      CLOSING TRANSACTIONS.

                 (a) Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis, Citicorp Center, 153 East 53rd Street, New York, New York, 10022, commencing at 10:00 a.m. on the fifth business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), or at such other place or on such other date as may be mutually agreeable among the Parties. The date and time of the Closing are herein referred to as the "Closing Date."

                 (b) Closing Transactions. Subject to the terms and conditions set forth in this Agreement, the Parties shall consummate the following transactions (the "Closing Transactions") on the Closing Date:

                          (i) Starwood shall cause ITT to cause the Company, and WD Parent shall cause WD Acquisition to execute an Agreement and Plan of Merger, substantially in the form attached hereto as Exhibit B;

                          (ii) Starwood shall cause ITT to cause the Company, and WD Parent shall cause WD Acquisition to file with the Secretary of State of the State of Delaware the Certificate of Merger;

                          (iii) Starwood shall cause ITT to deliver to WD Acquisition certificates representing the Company Stock owned by ITT, duly endorsed for transfer or accompanied by duly executed stock powers with all requisite state and federal transfer stamps affixed thereto;

                          (iv) WD Parent shall cause to be delivered to ITT stock certificates representing the Merger Consideration; and

                          (v) Starwood and each of the WD Parties, as applicable, shall deliver the opinions, certificates and other documents and instruments required to be delivered by or on behalf of such Party under Article II.

                 1.3      POST-CLOSING PAYMENT.

                 (a) Preparation of Preliminary Closing Balance Sheet. As soon as reasonably possible after the Closing Date (but not later than 120 days thereafter), the Surviving Corporation will prepare and deliver to Starwood an audited consolidated balance sheet (the "Preliminary Closing Balance Sheet") of the Company and its consolidated subsidiaries dated as of the date on which the Effective Time occurs and, based upon such balance sheet, (i) a consolidated statement of Tangible Net Worth (as defined below) which shall set forth the calculation of Tangible Net Worth as of the date of the Effective Time, after giving effect to all transactions, including but not limited to the Merger, performed on or before the Effective Time (the "Preliminary Statement of Net Worth") and (ii) a determination of the Excess Tax Credit Amount, if any (the "Preliminary Excess Tax Credit Amount"). Starwood shall (i) prior to the ITT Merger, use its reasonable best efforts to cause ITT to and (ii) following the ITT Merger, cause ITT to provide the Surviving Corporation access to any and all supporting documents, including accounting records and books it may need to use in preparing the Preliminary Closing Balance Sheet, the Preliminary Statement of Net Worth and the Preliminary Excess Tax Credit Amount. As used herein, "Tangible Net Worth" shall mean current assets (excluding any refund claims, credits for Taxes and other Tax assets with respect to any Joint Tax Group Taxes for Pre-Closing Periods and excluding any receivable for Transfer Taxes resulting from the Merger), plus tangible non-current assets net of depreciation therefor (it being understood that all intangible assets shall be excluded, including, but not limited to, goodwill and capitalized software), minus current liabilities (excluding the ITT Tax Liability Amount and Transfer Taxes resulting from the Merger, in each case excluding without duplication the Tax assets from the calculation of current assets hereof), minus non-current liabilities (excluding the ITT Tax Liability Amount and Transfer Taxes resulting from the Merger, in each case excluding without duplication the Tax assets excluded from the calculation of current assets hereof) minus amounts reflecting minority interests, in each case determined in accordance with GAAP, except that (i) Tangible Net Worth shall be determined prior to giving effect to any purchase accounting adjustments that would be made under GAAP as a result of the transactions contemplated hereby, (ii) Tangible Net Worth shall be determined by excluding all Intercompany Accounts, which shall be eliminated or satisfied on or before the Effective Time pursuant to Section 3.10, (iii) Tangible Net Worth shall be determined by using the spot exchange rate at the close of business on December 12, 1997, as quoted in the Wall Street Journal, in respect of all accounts other than those accounts which, pursuant to translation procedures utilized by the Company and its Subsidiaries in preparation of its October 31, 1997 internal balance sheet (notwithstanding GAAP requirements otherwise), are based upon historical exchange rates (including, for example, all non-current tangible assets), (iv) in connection with the effectiveness of an Ireland Agreement, (A) no effect shall be given to any gain, loss, step-up or step-down and (B) the amount included in Tangible Net Worth for the Ireland Subsidiaries shall be determined as the Tangible Net Worth of such Subsidiaries minus the applicable minority interest as of immediately prior to the Company's accounting for its indirect ownership interest in the Ireland Joint Venture by the equity method plus the Company's proportionate share of the equity earnings under the Ireland Agreement (the "Equity Earnings") from such date to the Effective Time without giving effect to amortization of any "embedded goodwill" (positive and negative) and any income tax expense or benefit resulting from any increase or decrease in deferred tax liability or asset caused by the Equity Earnings and (v) in connection with the South Africa Joint Venture, to the extent that the Company's direct or indirect interest in such Joint Venture is accounted for using the equity method, then the amount included in Tangible Net Worth with respect to such interest so accounted for shall be determined in the same manner as described in clause (iv) above in respect of the Ireland Joint Venture. The Preliminary Closing Balance Sheet shall be prepared in accordance with GAAP and, to the extent consistent with GAAP, in the format of, and on a basis consistent with, the audited consolidated balance sheet of the Company and its consolidated subsidiaries as of December 31, 1996 referred to in
Section 4.7.

                 (b) Review of Preliminary Closing Balance Sheet. Subject to such limitations, restrictions and conditions as may be reasonably imposed by such auditors (including but not limited to disclaimer of liability on the part of the auditors and indemnification of such auditors for claims against them arising out of such work papers), the Surviving Corporation and its auditors will make available to Starwood, ITT and their auditors all records, work papers and support materials used in preparing the Preliminary Closing Balance Sheet, the Preliminary Statement of Net Worth and the Preliminary Excess Tax Credit Amount and shall cooperate with Starwood's review thereof. The Preliminary Closing Balance Sheet, the Preliminary Statement of Net Worth and the Preliminary Excess Tax Credit Amount shall be binding upon and conclusive, and deemed accepted by, Starwood unless Starwood shall have notified the Surviving Corporation in writing of any objections thereto consistent with the provisions of this Section 1.3 within 45 days after receipt thereof (the "Objection Notice"). The Objection Notice under this Section 1.3 shall specify in reasonable detail each item on the Preliminary Closing Balance Sheet, the Preliminary Statement of Net Worth or the Preliminary Excess Tax Credit Amount that Starwood disputes, and a summary of Starwood's reasons for such dispute.

                 (c) Disputes. Disputes between the Surviving Corporation and Starwood relating to the Preliminary Closing Balance Sheet, the Preliminary Statement of Net Worth or the Preliminary Excess Tax Credit Amount that cannot be resolved by them within 30 days after receipt by the Surviving Corporation of the notice referred to in Section 1.3(b) may be referred no later than 45 days after such receipt for decision at the insistence of either party to a partner of Deloitte & Touche experienced in auditing publishing businesses. If Deloitte & Touche is unavailable, then the Surviving Corporation and Starwood shall select a partner of an independent internationally-recognized accounting firm experienced in auditing publishing businesses to decide the matter (Deloitte & Touche or such other firm being referred to herein as the "Auditor"). Prior to referring the matter to the Auditor, the parties shall agree on the procedures to be followed by the Auditor (including procedures with regard to presentation of evidence). Such procedures shall not alter the accounting practices, principles and policies to be applied to the Preliminary Closing Balance Sheet, the Preliminary Statement of Net Worth and the Preliminary Excess Tax Credit Amount which will be those required by this Agreement. If the parties are unable to agree upon procedures before the end of 30 days after referral of the dispute to the Auditor, the Auditor shall establish such procedures giving due regard to the intention of the parties to resolve disputes as quickly, efficiently and inexpensively as possible, which procedures may be, but need not be, those proposed by either party. The parties shall then submit evidence in accordance with the procedures established, and the Auditor shall decide the dispute in accordance therewith. The Auditor's decision on any matter referred to it shall be final and binding on Starwood and the Surviving Corporation. The Surviving Corporation and Starwood shall bear the costs and expenses of the Auditor and the fees and expenses of their respective auditors, attorneys and other experts in connection with the Objection Notice and the resolution of the disagreements set forth therein based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party.

                 (d) Final Closing Balance Sheet and Statement of Net Worth. The Preliminary Closing Balance Sheet, the Preliminary Statement of Net Worth and the Preliminary Excess Tax Credit Amount shall become final and binding upon the parties upon the earlier of (i) the failure by Starwood to object thereto within the period permitted under Section 1.3(b), (ii) the agreement between the Surviving Corporation and Starwood with respect thereto or (iii) the decision by the Auditor with respect to any disputes under Section 1.3(c). The Preliminary Closing Balance Sheet, the Preliminary Statement of Net Worth and the Preliminary Excess Tax Credit Amount, as adjusted pursuant to the agreement of the parties or the decision of the Auditor, when final and binding are referred to herein as the "Final Closing Balance Sheet," the "Final Statement of Net Worth" and the "Final Excess Tax Credit Amount.".

                 (e) Determination of Post-Closing Payment. As soon as practicable (but not more than five days) after the determination and delivery of the Final Closing Balance Sheet in accordance with this Section 1.3, (i) either (A) ITT shall pay to the Surviving Corporation in immediately available funds the sum equal to the amount, if any, by which Tangible Net Worth as reflected in the Final Statement of Net Worth is less than $69.6 million or (B) the Surviving Corporation shall pay to WD Parent in immediately available funds the sum equal to the amount, if any, by which Tangible Net Worth as reflected in the Final Statement of Net Worth is greater than $69.6 million (the "Net Worth Payment") and (ii) ITT shall pay to the Surviving Corporation in immediately available funds the sum equal to the amount, if any, of the Final Excess Tax Credit Amount (the "Excess Tax Credit Payment").

                 (f) Pending resolution of all disputed items with respect to the Preliminary Closing Balance Sheet, the Preliminary Statement of Net Worth and the Preliminary Excess Tax Credit Amount, the amount of any Net Worth Payment or Excess Tax Credit Payment that is not in dispute shall be paid within 45 days after receipt by Starwood of the Preliminary Closing Balance Sheet. Any payment required by this Section 1.3 shall not limit or affect Starwood's, the Surviving Corporation's or any WD Party's rights or remedies (or be Starwood's, the Surviving Corporation's or any WD Party's sole or exclusive right or remedy) with respect to this Agreement, the breach of any representation, warranty or obligation herein, in each case without duplication, except to the extent taken into account in calculating Tangible Net Worth of the Company as of the Closing Date or taken into account in calculating the Excess Tax Credit Amount.

                 (g)      All payments required to be made pursuant to this
Section 1.3 shall be with interest thereon at the prime rate (as specified by Chase Bank N.A. on such date of payment) per annum, compounded quarterly (the "Applicable Rate") and accruing from and including the date on which the Effective Time occurs to but excluding the date of payment.

                                   ARTICLE II
                             CONDITIONS TO CLOSING

                 2.1 CONDITIONS TO THE WD PARTIES' OBLIGATION. The obligation of the WD Parties to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

                 (a) this Agreement and the transactions contemplated hereby shall have been duly adopted and approved by ITT in accordance with applicable law;

                 (b) each of the representations and warranties set forth in Article IV hereof that is qualified as to materiality shall be true and correct at and as of the Closing Date as if made at and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date) and each of the representations that is not so qualified shall be true and correct in all material respects as of the Closing Date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date);

                 (c) Starwood shall have performed and complied with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing;

                 (d) (i) the applicable waiting periods (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), shall have expired or been terminated and (ii) all required foreign anti-trust consents and approvals shall have been obtained;

                 (e) the Merger shall not be prohibited by any applicable law or governmental regulation and shall be permitted by laws and regulations of the jurisdictions to which any of the WD Parties and the Surviving Corporation are subject;

                 (f) no action, suit, or proceeding shall be pending or threatened before any court or quasi- judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, or cause such transactions to be rescinded, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects;

                 (g) ITT shall have complied with, and shall have caused the Company and its Subsidiaries to comply with, all of the covenants and agreements contained in Article III and Sections 8.1, 8.4, 8.6, 8.7 and 8.8 hereof in all material respects;

                 (h) the Company shall have made all filings in order to duly request a change in the accounting year end to a date selected by VNU of each of ITT Publimedia B.V., ITT Gouden Gids B.V., ITT Publitec Services B.V. and ITT Research and Development B.V. and either (i) such change shall have been approved by the appropriate authorities or (ii) the later of the 31st of January shall have occurred or 10 working days shall have passed since such filings;

                 (i) the WD Parties shall have received an opinion, dated the Closing Date, (i) if the Closing Date is prior to the ITT Merger, of counsel to ITT, and if the Closing Date is after the ITT Merger, of Kirkland & Ellis, counsel to Starwood, substantially in the form of Exhibit C-1 attached hereto, and (ii) an opinion, dated the Closing Date, of counsel to ITT or the Company, substantially in the form of Exhibit C-2 attached hereto, in each case subject to customary qualifications and exceptions;

                 (j) ITT shall have entered into a License Agreement with the Surviving Corporation, substantially in the form of Exhibit D attached hereto (the "License Agreement"), and the License Agreement shall be in full force and effect;

                 (k) on or prior to the Closing Date, Starwood shall have delivered, or shall have caused ITT to deliver, to the WD Parties all of the following:

                          (i) a certificate from an officer of Starwood or ITT in a form reasonably satisfactory to the WD Parties, dated the Closing Date, stating that (A) the preconditions specified in Sections 2.1(a) through (f) have been satisfied (which certificate shall be limited to such officer's knowledge in respect of Sections 2.1(e) and 2.1(f)), (B) all corporate proceedings on the part of the Company necessary to approve and authorize the execution and delivery of all agreements contemplated hereby to which the Company is a party and the consummation of the transactions contemplated therein have been duly taken, (iii) all such agreements to which the Company is a party constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditor's rights generally or by general equitable principles and (iv) ITT owns beneficially and of record 100% of the issued and outstanding Company Stock.

                          (ii) certified copies of the resolutions duly adopted by the board of directors of Starwood and the Company and by ITT (in its capacity as the Company's sole shareholder) authorizing the execution, delivery and performance of this Agreement and the other transactions contemplated hereby;

                          (iii) certificates of the secretary of state of the State of Delaware providing that the Company is in good standing in such state; and

                          (iv) such other documents or instruments as the WD Parties may reasonably request to effect the transactions contemplated hereby;

                 (l) if the Closing Date occurs prior to consummation of the ITT Merger, ITT shall have agreed to be bound by and subject to the provisions of this Agreement (including, without limitation, Section 7.2 hereof) as though a party hereto; and

                 (m) all proceedings to be taken by Starwood or ITT in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to be delivered by Starwood or ITT to effect the transactions contemplated hereby reasonably requested by the WD Parties shall be reasonably satisfactory in form and substance to the WD Parties.

Any condition specified in this Section 2.1 may be waived by the WD Parties; provided that no such waiver shall be effective against the WD Parties unless it is set forth in a writing executed by each of the WD Parties.

                 2.2 CONDITIONS TO STARWOOD'S OBLIGATION. The obligation of Starwood to consummate, or to use its reasonable best efforts to cause ITT to consummate, the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

                 (a) this Agreement and the transactions contemplated hereby shall have been duly adopted and approved by each of the WD Parties in accordance with applicable law;

                 (b) each of the representations and warranties set forth in Article V hereof that is qualified as to materiality shall be true and correct at and as of the Closing Date as if made at and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date) and each of the representations that is not so qualified shall be true and correct in all material respects as of the Closing Date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date);

                 (c) each of the WD Parties shall have performed and complied with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing;

                 (d) the Merger shall not be prohibited by any applicable law or governmental regulation and shall be permitted by laws and regulations of the jurisdictions to which Starwood and the Company are subject;

                 (e) no action, suit, or proceeding shall be pending or threatened before any court or quasi- judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, or cause such transactions to be rescinded, and no judgment, decree, injunction, order or ruling shall have been entered which has any of the foregoing effects;

                 (f) (i) the applicable waiting periods, if any, under the HSR Act shall have expired or been terminated and (ii) all required foreign anti-trust consents and approvals shall have been obtained;

                 (g) Starwood shall have received an opinion, dated the Closing Date, of Winthrop, Stimson, Putnam & Roberts, counsel to the WD Parties, substantially in the form of Exhibit D attached hereto, subject to customary qualifications and exceptions;

                 (h) subject to Section 6.1(g) hereof, the book value of the WD Parent's assets minus the book value of the WD Parent's liabilities, in each case determined in accordance with GAAP, applied on a consistent basis (the "Book Value Amount"), minus the liquidation value of the WD Parent Preferred Stock shall be at least $2,100,000,000 (it being understood that the WD Acquisition Class A Preferred Stock held by WD Parent shall be deemed to have a book value equal to $50,000,000);

                 (i)      WD Parent shall be in Control of WD Acquisition;

                 (j) the Surviving Corporation shall have entered into the License Agreement, and the License Agreement shall be in full force and effect;

                 (k) the WD Parent Common Stock issued to ITT as the Merger Consideration shall represent 100% of the issued and outstanding WD Parent Common Stock and there shall be no preemptive rights, rights of first refusal, options, warrants, rights, contracts, calls, puts, conversion rights or other rights or agreements with respect to any WD Parent Common Stock (other than with respect to this Agreement);

                 (l) on or prior to the Closing Date, the WD Parties shall have delivered to Starwood all of the following:

                          (i) a certificate from each of the WD Parties in a form reasonably satisfactory to Starwood, dated the Closing Date, stating that the preconditions specified in Sections 2.2(a) through
         (j), inclusive, have been satisfied (which certificate shall be limited to such officer's knowledge in respect of Sections 2.2(d) and 2.2(e));

                          (ii) a certified certificate of incorporation and by-laws of WD Parent as in effect as of the Effective Time containing terms reasonably satisfactory in form and substance to Starwood;

                          (iii) certificates of the Secretary of State of the State of Delaware providing that each of WD Parent and WD Acquisition are in good standing;

                          (iv) certified copies of the resolutions of each of the WD Parties' board of directors and of WD Acquisition's stockholders approving the transactions contemplated by this Agreement; and

                          (v) such other documents or instruments as Starwood may reasonably request to effect the transactions contemplated hereby;

                 (m) solely in respect of the obligation of Starwood to consummate the transactions contemplated by this Agreement (as opposed to Starwood's obligation to use its reasonable best efforts to cause ITT to so consummate), the ITT Merger shall have been consummated; and

                 (n) all proceedings to be taken by the WD Parties in connection with the consummation of the Closing Transactions and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to be delivered by the WD Parties to effect the transactions contemplated hereby reasonably requested by Starwood shall be reasonably satisfactory in form and substance to Starwood.

Any condition specified in this Section 2.2 may be waived by Starwood; provided that no such waiver shall be effective unless it is set forth in a writing executed by Starwood.


                                  ARTICLE III
                           COVENANTS PRIOR TO CLOSING

                 3.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. Prior to the Effective Time, unless the WD Parties otherwise agree in writing and except as expressly contemplated by this Agreement, Starwood shall
(i) prior to the ITT Merger, use its reasonable best efforts to cause ITT to cause the Company and each of its Subsidiaries to and (ii) following the ITT Merger, cause the Company and each of its Subsidiaries to carry on their businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to keep available the services of its current officers and employees and preserve its relationships with joint venture partners, customers, suppliers, licensors, lessors and others having business dealings with them. Prior to the Effective Time, unless the WD Parties otherwise agree in writing and except as expressly contemplated by this Agreement or as set forth on the Covenants Schedule, Starwood shall (x) prior to the ITT Merger, use its reasonable best efforts to cause ITT to cause the Company and each of its Subsidiaries to not and (y) following the ITT Merger, cause the Company and each of its Subsidiaries to not:

                 (a) (i) declare, set aside or pay any non-cash dividends on, or make any other non-cash actual, constructive or deemed distributions in respect of, any the capital stock of the Company or any Subsidiary, or otherwise make any payments to the stockholders of the Company or any Subsidiary in their capacity as such (other than dividends and other distributions by direct or indirect wholly-owned Subsidiaries and other than dividends or distributions by direct or indirect non-wholly-owned Subsidiaries pursuant to provisions contained in agreements disclosed on the JV Agreements Schedule but in each case, only so long as any such dividend, distribution or payment does not in the reasonable judgment of VNU disrupt the business of the Company or any Subsidiary or VNU's financing plans for the same and would not (or could not reasonably be expected to) give rise to an income inclusion in 1998 or later under Subpart F of the Code), (ii) other than in the case of any direct or indirect wholly-owned Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the capital stock of the Company or any Subsidiary or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                 (b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of the capital stock of the Company or any Subsidiary, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities;

                 (c) amend the articles or certificate of incorporation or by-laws or other comparable organizational documents of the Company or any of its Subsidiaries;

                 (d) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or
(ii) any assets that are, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, other than transactions that are in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries taken as a whole;

                 (e) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of, any of its assets, other than transactions that are in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries taken as a whole;

                 (f) incur any indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities or make any loans, advances or capital contributions to, or other investments in, any other person, or enter into any arrangement having the economic effect of any of the foregoing, other than (i) indebtedness incurred or guarantees, loans, advances or capital contributions or investments made in the ordinary course of business consistent with past practice or pursuant to the agreements disclosed on the JV Agreements Schedule and (ii) indebtedness, loans, advances, capital contributions and investments between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries; provided that in respect of the Joint Ventures (as defined below in Section 4.12(b)), such obligation shall be limited to using reasonable best efforts (including the exercise of any veto powers) to prohibit the Joint Ventures from taking any such actions.

                 (g) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any Subsidiary;

                 (h) except as required under any collective bargaining agreement, enter into or adopt any new, or amend any existing, severance plan, agreement or arrangement or enter into any new or amend any existing Company Plan (as defined in Section 4.13(d) below) or employment or consulting agreement, other than as required by law, except that the Company or its Subsidiaries may enter into (i) employment agreements if such agreements (A) are no longer than one year in duration and (B) provide for an annual base salary of less than $150,000, and (ii) consulting agreements in the ordinary course of business that are terminable on no more than 90 days' notice without penalty, and the Company or its Subsidiaries may amend any Company Plan or other plan, program, policy or arrangement if such amendment will result in not more than a de minimus additional cost to the Company or its Subsidiaries;

                 (i) except (i) as permitted under Section 3.1(h) or (ii) to the extent required by written employment agreements existing on the date of this Agreement, increase the compensation payable or to become payable to its officers or employees, except for increases in the ordinary course of business consistent with past practice;

                 (j) grant or award any stock options, restricted stock, performance shares, stock appreciation rights or other equity-based incentive awards;

                 (k) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles or applicable foreign accounting principles);

                 (l) except as disclosed in the Company's capital expenditure plan which has been disclosed to VNU or for maintenance capital expenditures in the ordinary course of business consistent with past practice, make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $500,000 or, in the aggregate, are in excess of $2,000,000;

                 (m) except as otherwise contemplated hereunder, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company referred to in Section 4.8 or incurred in the ordinary course of business consistent with past practice;

                 (n) settle or compromise any material federal, state, local or foreign tax liability other than any settlement or compromise of any ITT Tax Liability Amount, provided that Starwood shall not, and shall cause ITT not to, without the prior written consent of VNU (which consent shall not be unreasonably withheld or delayed) make any such settlement or compromise in respect of the ITT Tax Liability Amount if, pursuant to or as a result of such settlement or compromise, injunctive or other equitable relief will be imposed against the Company or its Subsidiaries or the settlement or compromise reduces the Tax benefits (including reductions in Tax basis, changes in Tax depreciation or amortization rates or other attributes or elections) applicable to any Post-Closing Period;

                 (o) enter into any amendments to any of the joint venture arrangements in Portugal or South Africa without the prior consent of VNU;

                 (p) factor or sell any receivables of the Company or its Subsidiaries, other than sales of receivables by ITT Promedia CVA to ITT Europe cv/sv's Belgian Coordination Center in accordance with past practice and custom; and

                 (q) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                 Notwithstanding the foregoing, nothing herein shall be deemed to limit or restrict prior to the Effective Time the Company's or any of its Subsidiaries ability to (i) declare, set aside or pay cash dividends or distributions with respect to its capital stock, (ii) in the case of foreign Subsidiaries of the Company, make other actual cash, constructive or deemed distributions in respect of capital stock of such Subsidiaries (including constructive distributions effected through a purchase, redemption or other acquisition of shares of capital stock of Subsidiaries of the Company) other than any such distribution that in the reasonable judgment of VNU disrupts the business of the Company or any Subsidiary or VNU's financing plans for the same and other than any distribution that would (or could reasonably be expected to) give rise to an income inclusion in 1998 or later under Subpart F of the Code or (iii) repay in cash indebtedness for borrowed money.

                 3.2 INDEBTEDNESS. At or prior to the Closing Date, Starwood shall (i) prior to the ITT Merger, use its reasonable best efforts to cause ITT to cause the Company and each of its Subsidiaries to and (ii) following the ITT Merger, cause the Company and each of its Subsidiaries to, cause outstanding indebtedness for borrowed money to be repaid in full so that, as of the Effective Time, the Company and its Subsidiaries shall have no such indebtedness outstanding other than the indebtedness set forth on the "Indebtedness Schedule" attached hereto. Notwithstanding the foregoing, in respect of the Joint Ventures, Starwood's obligation hereunder shall be limited to the obligation to use reasonable best efforts to cause ITT to cause the Company and its Subsidiaries to use their own reasonable best efforts to cause the Joint Ventures to repay all indebtedness for borrowed money at or prior to the Closing Date.

                 3.3 FILINGS. Each of Starwood and VNU will, and Starwood shall use its reasonable best efforts to cause ITT to, promptly, and in any event within fifteen business days after execution and delivery of this Agreement, make all filings or submissions as are required under the HSR Act, under the Mededingingswet (as effective from January 1, 1998) or under any other non-United States anti-trust or similar laws or regulations. Each of Starwood and VNU will, and Starwood shall use its reasonable best efforts to cause ITT to, promptly furnish to the other Parties such necessary information and reasonable assistance as the other Parties may request in connection with its preparation of any filing or submissions necessary under the HSR Act, the Mededingingswet or such other law or regulation. Without limiting the generality of the foregoing, each of Starwood and VNU will, and Starwood shall use its reasonable best efforts to cause ITT to, promptly notify the other of the receipt and content of any inquiries or requests for additional information made by any governmental entity in connection therewith and will, and Starwood shall use its reasonable best efforts to cause ITT to, promptly (i) respond to any such inquiry or request and (ii) provide the other Parties with a description of the information provided to any governmental entity with respect to any such inquiry or request. In addition, each of Starwood and VNU will, and Starwood shall use its reasonable best efforts to cause ITT to, keep the other Parties apprised of the status of any such inquiry or request.

                 3.4 ACCESS TO INFORMATION. Starwood shall use its reasonable best efforts to cause ITT to cause the Company to afford to the accountants, counsel, financial advisors and other representatives of VNU reasonable access to, and permit them to make such inspections as they may reasonably require of, during normal business hours during the period from the date of this Agreement through the Effective Time, all of the properties, books, Tax Returns, contracts, commitments and records (including, without limitation, the work papers of independent accountants, if available and subject to the consent of such independent accountants) of the Company and its Subsidiaries and, during such period, Starwood shall use its reasonable best efforts to cause ITT to cause the Company to furnish promptly to VNU all other information concerning the business, properties and personnel of the Company and its Subsidiaries as VNU may reasonably request (including, without limitation, copies thereof). All information obtained by VNU pursuant to this
Section 3.4 shall be kept confidential in accordance with the letter agreement with respect to confidentiality, dated April 9, 1997, between ITT and VNU (the "Confidentiality Agreement").

                 3.5      REASONABLE EFFORTS.

                 (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, but not limited to: (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all governmental entities and the making of all necessary registrations and filings (including filings with governmental entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity (including those in connection with the HSR Act, the Mededingingswet and other non-United States anti-trust laws and regulations), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity with respect to the Merger or this Agreement vacated or reversed, (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and (v) in the case of Starwood, exercising its rights under Section 4.5 of the ITT Merger Agreement.

                 (b) Each of the WD Parties and Starwood shall, and Starwood shall use its reasonable best efforts to cause ITT to, use all reasonable efforts not to take any action that, in any such case, might reasonably be expected to (i) cause any of its representations or warranties contained in this Agreement that is qualified as to materiality to be untrue,
(ii) cause any of its representations or warranties contained in this Agreement that is not so qualified to be untrue in any material respect, (iii) result in a breach of any covenant made by it in this Agreement, (iv) result directly or indirectly in any of the conditions set forth in Article II not being satisfied or (v) impair the ability of the parties to consummate the Merger at the earliest practicable time (regardless of whether such action would otherwise be permitted or not prohibited hereunder).

                 3.6 NOTIFICATION OF CERTAIN MATTERS. Starwood shall, and shall use its reasonable best efforts to cause ITT to, use all reasonable efforts to give prompt notice to VNU, and VNU shall use all reasonable efforts to give prompt notice to Starwood, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects, (b) any failure of any of Starwood and ITT or VNU, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (c) any event, change or development that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company; provided, however, that the delivery of any notice pursuant to this Section 3.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                 3.7 IRELAND AGREEMENTS. Prior to the Effective Time, Starwood shall (i) prior to the ITT Merger, use its reasonable best efforts to cause ITT to prevent the Company or its Subsidiaries from and (ii) following the ITT Merger, prevent the Company or its Subsidiaries from entering into any agreement with respect to Golden Pages Limited involving a restructuring of the related joint venture agreement and the relationship among the parties thereto (an "Ireland Agreement") without the approval of the form and substance thereof by VNU, which approval shall not be unreasonably withheld; provided that the Company or any Subsidiary thereof shall in any event be entitled to enter into agreements which are not substantially less favorable to the Company or such Subsidiary than the draft agreements previously provided to VNU.

                 3.8 COVENANT OF STARWOOD. Prior to the Effective Time or any termination of this Agreement in accordance with its terms, Starwood shall not (i) provide its consent to ITT pursuant to Section 4.5 of the ITT Merger Agreement or otherwise with respect to any action set forth in Section 3.1 or
(ii) waive any of its rights with respect to the Company and its Subsidiaries under the ITT Merger Agreement. Starwood shall use its reasonable best efforts to cause ITT to comply with the covenants and agreements contained in Article III hereof. Prior to the Effective Time, Starwood shall use reasonable best efforts to cause the WD Parties to receive copies of documents relating to the Company or its Subsidiaries reasonably requested by them.

                 3.9 BOOK VALUE AMOUNT. Subject to Section 6.1(g) hereof, VNU and the WD Parties hereby covenant that at the Effective Time the Book Value Amount shall be not less than $2,150,000,000 (deeming, for purposes hereof, the WD Acquisition Class A Preferred Stock held by WD Parent as of the Effective Time to have a book value of $50,000,000) and shall consist of such assets and properties as may be acceptable to Starwood in its sole discretion (provided that cash and WD Acquisition Preferred Stock shall be deemed acceptable) and shall consist of no liabilities other than those acceptable to Starwood, in its sole discretion.

                 3.10 INTERCOMPANY ACCOUNTS. Prior to the Effective Time, the Parties agree that all Intercompany Accounts will be settled.

                 3.11 FISCAL YEAR FILING. Starwood shall (i) prior to the ITT Merger, use its reasonable best efforts to cause ITT to cause the Company to and (ii) following the ITT Merger, cause the Company to make the filings referred to in Section 2.1(h) hereof.

                 3.12 COVENANTS OF THE WD PARTIES. At or prior to the Closing Date, the WD Parties hereby covenant that: (i) VNU will own beneficially and of record 100% of the issued and outstanding shares of WD Parent Preferred Stock which will represent 80% of the voting power of WD Parent; (ii) WD Parent will own beneficially and of record 100% of the issued and outstanding shares of WD Acquisition Class A Preferred Stock which will represent 80% of the voting power of WD Acquisition; (iii) VNU, or a Subsidiary of VNU, will own beneficially and of record 100% of the issued and outstanding shares of WD Acquisition Class B Preferred Stock which, together with the WD Acquisition Common Stock, will represent 20% of the voting power of WD Acquisition; (iv) the Certificate of Incorporation of WD Acquisition shall have been amended to authorize 100 shares of WD Acquisition Class A Preferred Stock and 100 shares of WD Acquisition Class B Preferred Stock and (v) the Certificate of Incorporation of WD Parent shall have been amended to increase the total number of authorized shares of WD Parent Common Stock to not less than 15,010.


                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF STARWOOD

         As a material inducement to the WD Parties to enter into this Agreement, Starwood hereby represents and warrants to the WD Parties that:

                 4.1 ORGANIZATION AND CORPORATE POWER. Starwood is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. To the best of the ITT Officers' Knowledge: (i) the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted,
(ii) each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company; (iii) the Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

                 4.2 AUTHORIZATION OF TRANSACTIONS. Starwood has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. No other corporate proceedings on the part of Starwood are necessary to approve and authorize Starwood's execution and delivery of this Agreement and its consummation of the transactions contemplated thereby. This Agreement has been duly executed and delivered by Starwood and constitutes the valid and binding agreement of Starwood, enforceable against Starwood in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditor's rights generally or by general equitable principles.

                 4.3 CAPITALIZATION. The authorized, issued and outstanding capital stock of the Company consists of 15,000 shares of Voting Common Stock, all of which shares are issued and outstanding and 10 shares of Non-Voting Common Stock, all of which shares are issued and outstanding. All of the issued and outstanding shares of the Company's capital stock have been duly authorized, are validly issued, fully paid, and nonassessable and, to the best of the ITT Officers' Knowledge, are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal. To the best of the ITT Officers' Knowledge, there are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into or exchangeable for securities having such rights. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion or exchange rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock (other than this Agreement and agreements which are set forth on the JV Agreements Schedule and other than agreements which will be fully discharged and satisfied prior to the Closing Date with no liability or obligation on the part of the Company, its Subsidiaries, the Surviving Corporation or the WD Parties and with no securities or other rights, agreements or commitments described in clauses (i),
(ii) or (iii) above having been issued thereunder). There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company (other than the rights created in favor of BellSouth Corporation for which ITT is liable as contemplated in Section 8.6). To the best of the ITT Officers' Knowledge, there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

                 4.4 SUBSIDIARIES; INVESTMENTS. Except for matters which are not, alone or in the aggregate, material: (i) the attached "Subsidiaries Schedule" correctly sets forth the name of each of the Company's direct or indirect Subsidiaries, the jurisdiction of its organization, the number of authorized, issued and outstanding shares of capital stock or equity interests of such Subsidiary and the Persons owning the outstanding capital stock or equity interests of such Subsidiary, (ii) all of the outstanding shares of capital stock or equity interests of each Subsidiary are validly issued, fully paid and nonassessable and (iii) there are no outstanding or authorized options or warrants with respect to any Subsidiary. Except as set forth in the agreements listed on the JV Agreements Schedule and except for matters which are not, alone or in the aggregate, material, (i) there are no rights, contracts, calls, puts, rights to subscribe, conversion or exchange rights or other agreements or commitments to which any Subsidiary is a party or which are binding upon any Subsidiary providing for the issuance, disposition or acquisition of any of its capital stock, (ii) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any Subsidiary, (vi) to the best of the ITT Officers' Knowledge, there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of any Subsidiary and (vii) no Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

                 4.5 SHARES. ITT holds of record and owns beneficially all of the shares of the capital stock of the Company, free and clear of any Liens. ITT is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any capital stock of the Company (other than this Agreement and agreements set forth on the JV Agreements Schedule and other than agreements which will be fully discharged and satisfied prior to the Closing Date with no liability or obligation on the part of the Company, its Subsidiaries, the Surviving Corporation or the WD Parties and with no securities or other rights, agreements or commitments described in clauses (i), (ii) or (iii) of Section
4.3 above having been issued thereunder). To the best of the ITT Officers' Knowledge, ITT is not a party to any material voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company.

                 4.6      CONSENTS AND APPROVALS; NO VIOLATION.

                 (a) To the best of the ITT Officers' Knowledge, except as set forth on the "Consents Schedule" attached hereto, the execution and delivery of this Agreement and the other agreement contemplated herein do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of, or default or the loss of a material benefit (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien, upon any of the properties, assets or operations of the Company or any of its Subsidiaries under any provision of (i) the Certificate of Incorporation, as amended, or the By-Laws, as amended, of the Company, (ii) any provision of the comparable charter or organization documents of any Subsidiary of the Company, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties, assets or operations, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, losses, rights or Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. To the best of the ITT Officers' Knowledge, no filing or registration with, or authorization, consent or approval of, any governmental entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except
(i) in connection, or in compliance, with the provisions of the HSR Act and the Mededingingswet, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or public or worker safety law or regulation specified on the Consents Schedule pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as are set forth on the Consents Schedule, and (v) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

                 (b) The execution and delivery by Starwood of this Agreement and the other agreement contemplated herein do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, result in any violation of (i) any provision of the organizational documents of Starwood, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Starwood or
(iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Starwood which could materially impair the ability of Starwood to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

                 4.7 FINANCIAL STATEMENTS. ITT has previously delivered to VNU (i) the audited consolidated balance sheets (including, in each case, any notes thereto), income statements and statements of cash flow of the Company and its consolidated subsidiaries as at and for the fiscal years ending December 31, 1995 and 1996, (ii) the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as at October 31, 1997, and (iii) the unaudited consolidated statement of income of the Company and its consolidated subsidiaries for the ten months ended October 31, 1997 (collectively, the "Financial Statements"). The Financial Statements were prepared in accordance with GAAP during the periods involved (except as may be indicated therein or in the notes thereto) and, to the best of the ITT Officers' Knowledge, fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and their consolidated results of operations and their consolidated cash flows for the periods then ended, provided that the unaudited interim Financial Statements (a) are subject to normal year end audit adjustments, (b) do not include statements of cash flows, (c) do not contain footnotes, (d) are subject to such further adjustments as set forth on the "Financial Statements Schedule" attached hereto and (e) reflect translation of exchange rates which may not be consistent with GAAP. Except as disclosed on the Financial Statements Schedule or as required by generally accepted accounting principles, to the best of the ITT Officers' Knowledge, the Company has not, since December 31, 1996, made any change in the accounting practices or policies applied in the preparation of its consolidated financial statements.

                 4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed on the "Absence of Changes Schedule" attached hereto, to the best of the ITT Officers' Knowledge, since September 30, 1997, (a) the Company and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity

(whether or not covered by insurance) that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company and (b)(i) there has been no change in the capital stock of the Company and no dividend or distribution of any kind declared, paid or made by the Company on any class of its stock and (ii) there have not been any events, changes or developments that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Company when taken together with events, changes or developments that have had a positive effect on the Company and its Subsidiaries taken as a whole and which are not the result of general market or industry conditions (including, without limitation, the effects of competition in the marketplace). To the best of the ITT Officers' Knowledge, the aggregate amount of indebtedness of the Company and its Subsidiaries for borrowed money as of November 30, 1997, is set forth on the Absence of Changes Schedule.

                 4.9 PERMITS AND COMPLIANCE; AGREEMENTS. Except as set forth on the "Permits Schedule" attached hereto, to the best of the ITT Officers' Knowledge, each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any governmental entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company, and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the ITT Officers' Knowledge, threatened, except where the suspension or cancellation of any of the Company Permits, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company. To the best of the ITT Officers' Knowledge, neither the Company nor any of its Subsidiaries is in violation of (A) its charter, by-laws or other organizational documents, (B) any applicable law, ordinance, administrative or governmental rule or regulation or (C) any order, decree or judgment of any governmental entity having jurisdiction over the Company or any of its Subsidiaries, except, in the case of clauses (A), (B) and (C), for any violations that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company. Except as disclosed on the Permits Schedule, to the best of the ITT Officers' Knowledge, there is no contract or agreement that is material to the business, properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole. Except as disclosed on the Permits Schedule, to the best of the ITT Officers' Knowledge, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by the Company of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

                 4.10 TAX MATTERS. Except as otherwise set forth on the "Tax Schedule" attached hereto, to the best of the ITT Officers' Knowledge, (i) the Company and each of its Subsidiaries have timely filed all federal, state, local, foreign and provincial income and franchise Tax Returns and all other material Tax Returns required to have been filed or appropriate extensions therefor have been properly obtained, and such Tax Returns are true, correct and complete, except to the extent that any failure to so file or any failure to be true, correct and complete, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company; (ii) all Taxes required to have been paid by the Company and each of its Subsidiaries have been timely paid or extensions for payment have been properly obtained, except to the extent that any failure to pay any such Taxes or to properly obtain an extension for such payment, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company; (iii) the Company and each of its Subsidiaries have complied in all material respects with all rules and regulations relating to the withholding of Taxes except to the extent that any failure to comply with such rules and regulations, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company; (iv) neither the Company nor any of its Subsidiaries has waived in writing any statute of limitations in respect of its federal, state, local, foreign or provincial income or franchise Taxes and no deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, except the extent that any such waiver or deficiency, individually or in the aggregate has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company; (v) all Federal income Tax Returns referred to in clause (i) for all years through 1989 have been examined by and settled with the Internal Revenue Service or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) no material issues that have been raised in writing by the relevant taxing authority in connection with the examination of the Tax Returns referred to in clause (i) are currently pending; and (vii) all material deficiencies asserted or material assessments made as a result of any examination of any Tax Returns referred to in clause (i) by any taxing authority have been paid in full; and (viii) there are no material liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any of its Subsidiaries.

                 4.11 ACTIONS AND PROCEEDINGS. Except as set forth on the "Actions Schedule" attached hereto, to the best of the ITT Officers' Knowledge, there are no outstanding orders, judgments, injunctions, labor disputes, awards, or decrees of any governmental entity against or involving the Company or any of its Subsidiaries, or against or involving any of the directors, officers or employees of the Company or any of its Subsidiaries, as such, any of its or their properties, assets or business or any Company Plan that, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on the Company. Except as set forth on the Actions Schedule, to the best of the ITT Officers' Knowledge, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or threatened against or involving the Company or any of its Subsidiaries or any of its or their directors, officers or employees as such, or any of its or their properties, assets or business or any Company Plan that, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

                 4.12     CERTAIN AGREEMENTS.

                 (a) Except as set forth on the "Agreements Schedule" attached hereto, to the best of the ITT Officers' Knowledge, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as set forth on the Agreements Schedule, to the best of the ITT Officers' Knowledge, no holder of any option to purchase shares of common stock of ITT, or shares of common stock of ITT granted in connection with the performance of services for the Company or its Subsidiaries, is or will be entitled to receive cash from the Company or any Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement.

                 (b) Set forth on the "JV Agreements Schedule" attached hereto, to the best of the ITT Officers' Knowledge, is a list of all oral or written shareholder, partnership, joint venture, license and other agreements relating to the investments of the Company and its Subsidiaries in Ireland, Portugal and South Africa, true and correct copies of which agreements have been furnished to VNU (the "Joint Ventures"). For purposes of this Agreement and all of the representations and warranties contained herein, where applicable, all terms and provisions of the agreements listed on the JV Agreements Schedule shall be deemed to be fully disclosed to the WD Parties to the extent that true and correct copies thereof have been made available to VNU.

                 4.13     ERISA.

                 (a) The "ERISA Schedule" attached hereto, to the best of the ITT Officers' Knowledge, contains a list of each Company Plan (as hereinafter defined). To the best of the ITT Officers' Knowledge and to the extent applicable, with respect to each Company Plan that is sponsored by the Company and which will be assumed or continued by the Company immediately after the Closing Date, the Company has made, or will as soon as practicable after the date hereof, make available to Parent a true and correct copy of (i) the most recent annual report (Form 5500) filed with the IRS, (ii) such Company Plan and all amendments thereto, (iii) each trust agreement, insurance contract or administration agreement relating to such Company Plan, (iv) the most recent summary plan description for each Company Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a Company Plan subject to Title IV of ERISA, (vi) the most recent determination letter, if any, issued by the IRS with respect to any Company Plan intended to be qualified under section 401(a) of the Code, (vii) any request for a determination currently pending before the IRS and (viii) all correspondence with the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation relating to any outstanding controversy. To the best of the ITT Officers' Knowledge, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each Company Plan that is sponsored by the Company and which will be assumed or continued by the Company immediately after the Closing Date complies with ERISA, the Code and all other applicable statutes and governmental rules and regulations, (ii) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred within the past three years with respect to any such Company Plan which is likely to result in liability to the Company, (iii) neither the Company nor any of its ERISA Affiliates (as hereinafter defined) has withdrawn from any Company Multiemployer Plan (as hereinafter defined) at any time within the past six years or instituted, or is currently considering taking, any action to do so, and (iv) no action has been taken, or is currently being considered, to terminate any such Company Plan subject to Title IV of ERISA.

                 (b) To the best of the ITT Officers' Knowledge, there has been no failure to make any contribution or pay any amount due to any Company Plan as required by Section 412 of the Code, Section 302 of ERISA, or the terms of any such Plan, and no Company Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived.

                 (c) With respect to the Company Plans, to the best of the ITT Officers' Knowledge, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries would be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable law which has had, or would reasonably be expected to have, a Material Adverse Effect on the Company. Except as set forth on the ERISA Schedule, to the best of the ITT Officers' Knowledge, all Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the IRS to be so qualified, or a timely application for such determination is now pending or will be filed on a timely basis and, except as listed on the ERISA Schedule, to the Knowledge of the Company there is no reason why any Company Plan is not so qualified in operation. To the best of the ITT Officers' Knowledge, neither the Company nor any of its Subsidiaries has been notified by any Company Multiemployer Plan that such Company Multiemployer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Company Multiemployer Plan intends to terminate or has been terminated under Section 4041A of ERISA.

                 (d) As used herein, (i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Company Multiemployer
Plan)), a "welfare plan" (as defined in Section 3(1) of ERISA), or any material bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, death benefit, insurance or other plan, arrangement or understanding, in each case established or maintained or contributed to by the Company or any of its Subsidiaries or as to which the Company or any of its Subsidiaries or otherwise may have any liability, with respect to employees located in the United States or Puerto Rico, (ii) "Company Multiemployer Plan" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which the Company or any of its Subsidiaries is or has been obligated to contribute or otherwise may have any liability, with respect to employees located in the United States or Puerto Rico, and (iii) with respect to any person, "ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such person pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

                 (e) The ERISA Schedule, to the best of the ITT Officers' Knowledge, contains a list of each Company Ex-U.S. Pension Plan and the Company has made available to VNU a copy of any written plan document. To the ITT Officers' Knowledge and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each such plan has been maintained in all material respects in compliance with all applicable laws, orders and regulations, and the fair market value of the assets of such plans which are intended to be funded Company plans or arrangements equals or exceeds the value of the accrued benefits. "Company Ex-U.S. Pension Plan" shall mean any arrangement (other than a Company Plan) providing retirement pension benefits that is established or maintained by the Company or any Subsidiary exclusively for the benefit of employees who are or were employed outside the United States.

                 (f) The ERISA Schedule, to the best of the ITT Officers' Knowledge, contains a list, as of the date of this Agreement, of all (i) severance and employment agreements with officers of the Company and each of its Subsidiaries, (ii) severance programs and formal policies of the Company and its Subsidiaries with or relating to its employees and (iii) plans, programs, agreements and other arrangements of the Company and its Subsidiaries with or relating to employees which contain change of control or similar provisions, in each case involving a severance or employment agreement or arrangement with an individual officer or employee, only to the extent such agreement or arrangement provides for minimum annual payments in excess of $150,000. The Company has provided, or made available, to VNU a true and complete copy of each of the foregoing.

                 4.14     COMPLIANCE WITH WORKER SAFETY AND ENVIRONMENTAL LAWS.

                 (a) Except as set forth on the "Environmental Schedule" attached hereto, to the best of the ITT Officers' Knowledge, the properties, assets and operations of the Company and its Subsidiaries are in compliance with all applicable federal, state, local, regional and foreign laws, rules and regulations, orders, decrees, common law, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws") and the protection, regulation and clean-up of the indoor and outdoor environment and activities or conditions related thereto, including, without limitation, those relating to the generation, handling, disposal, transportation or release of hazardous or toxic materials, substances, wastes, pollutants and contaminants including, without limitation, asbestos, petroleum, radon and polychlorinated biphenyls (collectively, "Environmental Laws"), except for any violations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company. To the best of the ITT Officers' Knowledge, with respect to such properties, assets and operations, including any previously owned, leased or operated properties, assets or operations, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, incidents, actions or plans of the Company or any of its Subsidiaries that may interfere with or prevent compliance or continued compliance with applicable Worker Safety Laws and Environmental Laws, other than any such interference or prevention that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

                 (b) To the best of the ITT Officers' Knowledge, the Company and its Subsidiaries have not caused or permitted any property, asset, operation, including any previously owned property, asset or operation, to use, generate, manufacture, refine, transport, treat, store, handle, dispose, transfer or process hazardous or toxic materials, substances, wastes, pollutants or contaminants, except in material compliance with all Environmental Laws and Worker Safety Laws, other than any such activity that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company. To the best of the ITT Officers' Knowledge, the Company and its Subsidiaries have not reported to any governmental entity any material violation of an Environmental Law or any release, discharge or emission of any hazardous or toxic materials, substances, wastes, pollutants or contaminants, other than any such violation, release, discharge or emission that, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company. To the best of the ITT Officers' Knowledge, the Company has no actual knowledge of any pending, threatened or anticipated claims or liabilities under CERCLA, 42 U.S.C. Section 9601 et seq., RCRA, 42 U.S.C. Section 6901 et seq., or equivalent state of foreign law provisions and no actual knowledge that any current or former property, asset or operation is identified or currently proposed for the National Priorities List at 40 CFR Section 300, Appendix B, or the CERCLIS or equivalent state or foreign lists or hazardous substances release sites.

                 4.15 LIABILITIES. Except as set forth on the "Liabilities Schedule" attached hereto or as disclosed in the Financial Statements or incurred thereafter in the ordinary course of business, to the best of the ITT Officers' Knowledge, the Company and its Subsidiaries have no liabilities, absolute or contingent, other than liabilities that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

                 4.16 INTELLECTUAL PROPERTY. To the best of the ITT Officers' Knowledge, the Company and its Subsidiaries own or have the right to use, pursuant to agreements listed on the "Intellectual Property Schedule" attached hereto, all Intellectual Property Rights as are necessary in connection with the business of the Company and its Subsidiaries, taken as a whole, except where the failure to have such Intellectual Property Rights, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company. To the best of the ITT Officers' Knowledge, neither the Company nor any of its Subsidiaries has infringed any Intellectual Property Rights of any third party other than any infringements that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

                 4.17 PARACHUTE PAYMENTS TO DISQUALIFIED INDIVIDUALS. Except with respect to the individuals set forth on the "Parachute Payments Schedule" attached hereto, to the best of the ITT Officers' Knowledge, the estimated "excess parachute payments" (as such term is defined in Section 280G(a) of the Code) payable to all employees of the Company and its Subsidiaries who are "disqualified individuals" under Section 280G of the Code prior to or on the date hereof will not exceed $5,000,000, assuming for this purpose that no such employee's employment is terminated in connection with the transactions contemplated under this Agreement.

                 4.18     AFFILIATE INTEREST.

                 (a) To the best of the ITT Officers' Knowledge, the "Affiliate Interest Schedule" attached hereto sets forth all amounts paid (or deemed for accounting purposes to have been paid) and services provided by the Company or any Subsidiary to, or received by the Company or any Subsidiary from, ITT, any Affiliate of ITT (other than the Company and its Subsidiaries), or any other Person, or any entity controlled directly or indirectly by any Person, who is related to any officer or director of the Company or any of the Subsidiaries ("Related Person"), during the last and current fiscal years for products or services (including any charge for administrative, purchasing, data access, licensing, financial or other services) and all such amounts currently owed by the Company or any Subsidiary to, or to the Company or any Subsidiary by, ITT, any Affiliate of ITT (other than the Company and its Subsidiaries) or any Related Persons; provided that all rights and obligations under the Management Services Contract (as defined below) are deemed disclosed hereunder to the extent that a true and correct copy has been made available to VNU.

                 (b) Each contract, agreement or arrangement between the Company or any Subsidiary on the one hand, and ITT or any Affiliate of ITT (other than the Company or any Subsidiary) or any shareholder, officer or director of ITT, the Company, any Subsidiary or any Affiliate of ITT (other than the Company and its Subsidiaries), on the other hand, is set forth on the Affiliate Interest Schedule.

                 (c) Except as set forth on the Affiliate Interest Schedule, to the best of the ITT Officers' Knowledge, neither ITT nor any Affiliate of ITT (other than the Company and its Subsidiaries) has any material interest in any property, real or personal, tangible or intangible, including, without limitation, Intellectual Property Rights of, or pertaining to the business of the Company or any Subsidiary.

                 4.19 BROKERAGE. Except with respect to arrangements with Bear Stearns, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Starwood, ITT, the Company or any of its Subsidiaries.

                 4.20 CLOSING DATE. All of the representations and warranties contained in this Article IV and elsewhere in this Agreement and all information delivered in any schedule, attachment or Exhibit hereto or in any writing delivered to the WD Parties are true and correct on the date of this Agreement and shall be true and correct on the Closing Date.

                 Any matter disclosed herein or in the schedules hereto shall be deemed disclosed in each other place where such disclosure is required hereunder.

                 Except as expressly provided herein, the WD Parties shall not be deemed to have knowledge of the actual contents of any particular agreements or other documents disclosed on the Schedules hereto unless such agreements or other documents have been made available to the WD Parties for review.


                                   ARTICLE V
                        REPRESENTATIONS AND WARRANTIES
                               OF THE WD PARTIES

                 As a material inducement to Starwood to enter into this Agreement, each of the WD Parties hereby, jointly and severally, represents and warrants to Starwood that:

                 5.1 ORGANIZATION AND CORPORATE POWER. Each of WD Parent and WD Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and the other agreements contemplated hereby to which each of WD Parent and WD Acquisition is a party and perform its obligations hereunder and thereunder.

                 5.2 AUTHORIZATION OF TRANSACTION. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to which each of the WD Parties is a party have been or, upon execution thereof, will be duly and validly authorized by all requisite corporate action on the part of such WD Party, as applicable, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement. This Agreement constitutes, and each of the other agreements contemplated hereby to which any WD Party is a party shall when executed constitute, a valid and binding obligation of each such WD Party, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditor's rights generally or by general equitable principles.

                 5.3 CAPITALIZATION. As of the date hereof, the authorized, issued and outstanding stock of WD Parent consists of 100 shares of WD Parent Common Stock, of which 100 shares are issued and outstanding and 100 shares of WD Parent Preferred Stock, of which no shares are issued and outstanding. As of the date hereof, the authorized, issued and outstanding stock of WD Acquisition consists of 100 shares of WD Acquisition Preferred Stock, of which no shares are issued and outstanding and 100 shares of WD Acquisition Common Stock of which 100 shares are issued and outstanding. All of the issued and outstanding shares of WD Parent's and WD Acquisition's capital stock have been duly authorized, are validly issued, fully paid, and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal, and there are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights). Other than in respect of this Agreement or other agreements contemplated herewith, (i) there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which either WD Parent or WD Acquisition is a party or which are binding upon WD Parent or WD Acquisition providing for the issuance, disposition or acquisition of any of its capital stock; (ii) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to either WD Parent or WD Acquisition and (iii) there are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of either of WD Parent or WD Acquisition. Neither WD Parent nor WD Acquisition is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

                 5.4 BROKERAGE. Except with respect to arrangements with Morgan Stanley, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any of the WD Parties.

                 5.5 CERTAIN TAX MATTERS. None of the WD Parties has a plan or intention, following the Merger, to: (i) acquire any of the WD Parent stock issued to ITT in the Merger; (ii) cause the Surviving Corporation to issue additional shares of its stock, or to take any other action, that would result in WD Parent ceasing to Control the Surviving Corporation;
(iii) cause the Surviving Corporation to be liquidated or merged with or into another Person (other than a merger within the purview of Section 368(a)(1)(F) of the Code); (iv) cause WD Parent to sell, distribute or otherwise dispose of stock of the Surviving Corporation, except for transfers of stock to a corporation Controlled by WD Parent; or (v) cause the Surviving Corporation to sell or otherwise dispose of any of its assets or of any of the assets acquired from WD Acquisition in the Merger, except for (x) dispositions made in the ordinary course of business, (y) transfers of assets to a corporation Controlled by the Surviving Corporation or (z) dispositions that would not result in a failure of the Surviving Corporation to continue to hold assets representing at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by the Company immediately prior to the Merger.

                 5.6 CLOSING DATE. All of the representations and warranties contained in this Article V and elsewhere in this Agreement and all information delivered in any schedule, attachment or Exhibit hereto or in any writing delivered to Starwood are true and correct on the date of this Agreement and shall be true and correct on the Closing Date, except to the extent that any WD Party has advised Starwood otherwise in writing prior to the Closing.

                                   ARTICLE VI
                                  TERMINATION

                 6.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                 (a)      by mutual written consent of the Parties;

                 (b) by the WD Parties or by Starwood if (i) the ITT Merger has not been consummated by 11:59 p.m. EST on February 16, 1998 (the "ITT Merger Date") or (ii) if a third party or group of related third parties unaffiliated with Starwood becomes the beneficial owner of 50% or more of the outstanding voting securities of ITT and, in the case of (ii), the ITT Merger Agreement has been terminated;

                 (c) by the WD Parties or by Starwood if any permanent order, decree, ruling or other action of a court or other competent authority restraining, enjoining or otherwise preventing the consummation of the Merger shall have become final and non-appealable;

                 (d) by the WD Parties or by Starwood if there has occurred a material and adverse misrepresentation or breach on the part of the other Party of the representations, warranties, agreements or covenants set forth in this Agreement such that it would represent a Material Adverse Effect on the Company, WD Parent or WD Acquisition (after giving effect to the Merger), (A) which is not curable or, if curable, has not been cured within the Cure Period (as defined in Section 7.2(a) below) and (B) with respect to which Failed Negotiations (as defined in Section 7.2(a) below) have occurred;

                 (e) by the WD Parties or by Starwood if events have occurred which have made it impossible to satisfy a material condition precedent to the terminating Party's obligations to consummate the transactions contemplated hereby unless such terminating Party's breach of this Agreement has caused the condition to be unsatisfied; or

                 (f) by the WD Parties or by Starwood if the Closing has not occurred on or prior to 11:59 p.m. EST on February 16, 1998 (the "Termination Date"); provided, however, that neither Party shall be entitled to terminate this Agreement pursuant to this Section 6.1(f) if such Party's breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time.

                 (g) Notwithstanding the foregoing, prior to the termination of this Agreement in accordance with its terms, (i) VNU, in its sole discretion, may extend the Termination Date through and including 11:59 p.m. EST on February 28, 1998 by providing written notice to Starwood, and (ii) Starwood, in its sole discretion, may extend the ITT Merger Date and the Termination Date at any time and from time to time for one or more periods of no less than five days, through and including April 15, 1998, by providing written notice to VNU (an "Extension"); provided that if Starwood makes an Extension, then the Book Value Amount shall be equal to the sum of (i) $50,000,000 and (ii) the number of U.S. dollars which can be purchased at the spot exchange rate as of 11:00 a.m. London time on the last business day immediately preceding the Closing Date as reported via Reuter Screen page BOE/SAF with the number of Dutch Guilders which could be purchased with $2,100,000,000 at the spot exchange rate at 11:00 a.m. London time on February 16, 1998 as reported via Reuter Screen page BOE/SAF (the "Conversion"); provided further that if Starwood makes an Extension and either (i) the WD Parties are in material breach of their representations, warranties, covenants or agreements hereunder or (ii) the conditions set forth in Sections 2.2(e) (but only as a result of matters involving non-U.S. law applicable to the WD Entities or their Affiliates or stockholders, customers, suppliers, competitors or other business relations of the WD Entities or their Affiliates) or 2.2(f)(ii) have not been satisfied, then the Conversion shall not occur.

                 6.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either of the Parties as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party to any other Party under this Agreement, except that the provisions of Section 8.5 and Article X shall continue in full force and effect and except that nothing herein shall relieve any Party from liability for any breach of this Agreement prior to such termination, subject to the provisions of Article VII hereof.


                                  ARTICLE VII
                 REMEDIES, INDEMNIFICATION AND RELATED MATTERS

                 7.1 SURVIVAL. All representations, warranties, covenants and agreements set forth in this Agreement or in any writing or certificate delivered in connection with this Agreement, except for those representations and warranties set forth in Sections 4.3 (Capitalization) (but only in respect of matters not qualified by the best of the ITT Officers' Knowledge), 4.4 (Subsidiaries; Investments) (but only in respect of matters not qualified by the best of the ITT Officers'

Knowledge), 4.5 (Shares) (but only in respect of matters not qualified by the best of the ITT Officers' Knowledge), 4.19 (Brokerage) and 5.4 (Brokerage) and the covenants and agreements set forth in Section 3.2, in this Article VII and in Article VIII, (collectively, the "Surviving Provisions"), shall not survive the Closing Date and the consummation of the transactions contemplated hereby. The Surviving Provisions shall survive the Closing Date and the consummation of the transactions contemplated hereby until the expiration of the applicable statute of limitations.

                 7.2      REMEDIES AND INDEMNIFICATION.

                 (a) Except as otherwise provided in this Section 7.2(a) and subject to Section 10.12, prior to the Closing, the WD Parties' and Starwood's sole recourse with respect to any non-wilful material and adverse breach of any representation, warranty, agreement or covenant contained in this Agreement or any certificate delivered by either Party with respect thereto in connection with the Closing such that it would represent a Material Adverse Effect on the Company, WD Parent or WD Acquisition shall be to terminate this Agreement without any liability or obligation on the part of the breaching Party; provided that, if the breach is curable, the breaching Party shall use its reasonable best efforts to cure any such breach within 30 days after notification thereof (the "Cure Period"); and further provided that if such breach is not curable (in which case the Cure Period shall be considered to be waived) or has not been cured within the Cure Period, the Parties hereby agree to negotiate in good faith an appropriate modification of the Merger Consideration so as to reasonably compensate the non-breaching Party for the other Party's breach (the "Negotiations"). The Negotiations shall begin immediately following the end of the Cure Period and continue in good faith for a period of 30 days. If the Negotiations have been successfully resolved, the Merger Consideration shall be modified to reflect such Negotiations (a "Merger Consideration Adjustment") and, if the Negotiations have not been successfully resolved (a "Failed Negotiation"), the non-breaching Party may waive the breach or terminate this Agreement pursuant to the provisions of Section 6.1(d), provided that such party has negotiated in good faith as required hereunder. Notwithstanding the foregoing, the WD Parties shall have no right to terminate this Agreement or to any other recourse in respect of any breach of which the Specified VNU Persons had Actual VNU Knowledge at the time of the execution of this Agreement, it being understood that Starwood shall have the burden of proving that the Specified VNU Persons had Actual VNU Knowledge. As used herein, the "Specified VNU Persons" means the members of VNU's executive board, Rein Goedkoop and Michael C. de Lara, and "Actual VNU Knowledge" means the actual (and not constructive or deemed) knowledge of the VNU Specified Persons, it being understood that the Specified VNU Persons shall not be deemed to have actual knowledge based upon the knowledge of other representatives of VNU or its advisors and consultants. Notwithstanding the foregoing, prior to the Closing, each party shall be entitled to obtain specific performance pursuant to Section 10.12, and each Party shall be liable to the other Party for such non-breaching Party's Losses for all wilful material and adverse breaches of representations, warranties, covenants and agreements herein by the breaching Party to the extent under such breaching Party's control; provided that each Party's sole liability for wilful breaches of representations and warranties shall be the obligation to reimburse the other Parties' reasonable fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

                 (b) From and after the Closing Date, ITT shall, and following the consummation of the ITT Merger, Starwood shall cause ITT to, indemnify the WD Parties, the Surviving

Corporation and each of their officers, directors, stockholders, employees, agents, representatives, affiliates, successors and assigns (collectively, the "WD Indemnification Parties") and hold each of them harmless from and against and pay on behalf of or reimburse such WD Indemnification Parties in respect of the entirety of any Losses the WD Indemnification Parties may suffer, sustain or become subject to, through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by (i) the breach of any of the Surviving Provisions and (ii) Tax liabilities to the extent Starwood is required to provide, or to cause ITT to provide, indemnity therefor pursuant to Section 8.2(a)(i).

                 (c) The WD Parties shall indemnify ITT and, if the ITT Merger has been consummated, Starwood and their officers, directors, stockholders, employees, agents, representatives, affiliates, successors and assigns (collectively, the "ITT/Starwood Parties") and hold each of them harmless from and against and pay on behalf of or reimburse such ITT/Starwood Parties in respect of the entirety of any Losses the ITT/Starwood Parties may suffer, sustain or become subject to, through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by (i) the breach of any of the Surviving Provisions and (ii) Tax liabilities to the extent VNU is required to provide, or to cause the Surviving Corporation or its appropriate Subsidiary to provide, indemnity therefor pursuant to Section 8.2(a)(ii).

                 (d)      If a party hereto seeks indemnification under this
Article VII, such party (the "Indemnified Party") shall give written notice to the other party (the "Indemnifying Party") after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have prejudiced the Indemnifying Party. In that regard, if any action, lawsuit, proceeding, investigation or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article VII, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto (provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have prejudiced the Indemnifying Party) and the Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party's claim for indemnification at its expense, and at its option (subject to the limitations set forth below) shall be entitled to appoint lead counsel of such defense with reputable counsel reasonably acceptable to the Indemnified Party; provided that, as a condition precedent to the Indemnifying Party's right to assume control of such defense, it must first:

                          (i) enter into an agreement with the Indemnified Party (in form and substance reasonably satisfactory to the Indemnified Party) pursuant to which the Indemnifying Party agrees to be fully responsible for all Losses relating to such claims and that it will provide full indemnification to the Indemnified Party for all Losses relating to such claim, and

                          (ii) unconditionally guarantee the payment and performance of any liability or obligation which may arise with respect to such claim or the facts giving rise to such claim for indemnification, and

                          (iii) furnish the Indemnified Party with reasonable evidence that the Indemnifying Party is and will be able to satisfy any such liability;

and provided further that the Indemnifying Party shall not have the right to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party, if the claim which the Indemnifying Party seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations, or (iii) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend.

         If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (ii) the Indemnifying Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party.

         If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim, without prejudice or if, in the case of any claim relating to Taxes, the settlement reduces the Tax benefits (including reductions in Tax basis, changes in Tax depreciation or amortization rates or other attributes or elections) applicable to any Post-Closing Period.

                 (e) The foregoing indemnification provisions shall be the exclusive remedy for the matters set forth in Section 7.2(b)-(d) (regardless of the legal theory advanced in support of such claims), except in the case of fraud, in which case each of the Parties shall be able to seek any statutory or common law remedy it may have.

                 (f) Notwithstanding anything herein to the contrary, after the Effective Time, none of the other WD Parties shall have any right of contribution or other claim against WD Parent in respect of any matter for which WD Parent is jointly and severally liable with the other WD Parties hereunder.

                                  ARTICLE VIII
                             ADDITIONAL AGREEMENTS

                 8.1 CONTINUING ASSISTANCE. The Parties agree that they will mutually cooperate in the expeditious filing of all notices, reports and other filings with any governmental authority required to be submitted jointly by the Parties with respect to the transactions contemplated hereby. Subsequent to the Closing, the Parties (at their own cost) shall assist each other (including making records available) in the preparation of Tax Returns (including customary work papers and supporting documentation) and the filing and execution of Tax elections, if required, as well as any audits or litigation that ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.

                 8.2      TAX MATTERS.

                 (a)      From and after the Effective Time:

                          (i) Starwood shall be liable for (or shall cause ITT to be liable for), and shall indemnify, defend and hold the Company and its Subsidiaries and the WD Parties harmless from and against, (A) any Taxes attributable to any Joint Tax Group Return for any Pre-Closing Period, except as provided in Section 8.2(i), and for
         (B) one-half of any Transfer Taxes resulting from the Merger, and for
         (C) any other income Taxes arising out of or resulting from the Merger.

                          (ii) VNU shall be liable for (or shall cause the Surviving Corporation or its appropriate Subsidiary to be liable for), and shall indemnify, defend and hold Starwood, ITT and their respective Subsidiaries harmless from and against, any and all Taxes imposed on or with respect to the Company or its Subsidiaries or their respective assets or activities for (A) any Post-Closing Period, (B) to the extent Starwood is not obligated to provide indemnity (or to cause ITT to provide indemnity) pursuant to clause (i) of this paragraph (a), any Pre-Closing Period and (C) one-half of any Transfer Taxes resulting from the Merger.

                 (b) Tax items shall be apportioned between periods through the Effective Time and period thereafter based on a closing of the books and records of the relevant entity or entities as of the Effective Time; provided that (i) any Tax item incurred by reason of the transactions occurring on or before the Effective Time as contemplated by this Agreement shall be treated as occurring in a Pre-Closing Period and (ii) depreciation, amortization and depletion for any period commencing before and ending after the Effective Time shall be apportioned on a daily pro rata basis. Notwithstanding anything to the contrary in the preceding sentence, the parties agree that for U.S. federal income Tax purposes and to the extent available for state, local and foreign income tax purposes, Tax items for any period commencing before and ending after the Effective Time shall be apportioned between the period through the Effective Time and the remainder of such period in accordance with U.S. Treasury Regulations Section 1.1502-76(b), which regulations shall be reasonably interpreted by the parties in a manner intended to achieve the method of apportionment described in the preceding sentence. Franchise Taxes, to the extent not imposed on or measured by gross or net income or receipts, shall be apportioned between periods through the Effective Time and periods thereafter based on the period for which the franchise is granted, regardless of whether such franchise is measured by items relating to other periods. Starwood will not, and will cause ITT and, though the Effective Time, the Company and its Subsidiaries not to, and VNU will not, and, after the Effective Time, will cause the Company and its Subsidiaries not to, exercise any option or election (including any election to ratably allocate a Tax year's items under Treasury Regulation Section 1.1502-76(b)(2)(ii)) to allocate Tax items in a manner inconsistent with this paragraph (b).

                 (c) Starwood shall have the right and obligation to timely prepare and file, or cause to be timely prepared and filed, when due, any Tax Return that is required to include the operations, ownership, assets or activities of one or more of the Company or its Subsidiaries for Tax periods ending on or before the Effective Time and that either is required to be filed on or before the Effective Time or is a Joint Tax Group Return. VNU shall have the right and obligation to timely prepare and file, or cause to be timely prepared and filed, when due, all other Tax Returns that are required to include the operations, ownership, assets or activities of one or more of the Company or its Subsidiaries for any Tax periods ending after the Effective Time. The party responsible for preparing and filing (or causing to be prepared and filed) a Tax Return is referred to herein as the "Filing Party," The "Non-Filing Party" shall refer to VNU if Starwood is the "Filing Party" and to Starwood if VNU is the "Filing Party." The Filing Party shall use its reasonable best efforts to make Tax Returns covering any period beginning before the Effective Time (limited, in the case of a Joint Tax Group Return, to the consolidating statement and schedules with respect to the Company and its Subsidiaries) available for review under this paragraph sufficiently in advance of the due date for filing such Tax Returns to provide the Non-Filing Party with a meaningful opportunity to analyze and comment on such Tax Returns and have such Tax Returns modified before filing, accepting the position of the Filing Party unless such position is contrary to the provisions of paragraph
(d) of this Section 8.2.

                 (d) Any Tax Return which includes or is based on the operations, ownership, assets or activities of the Company or any of its Subsidiaries for any Pre-Closing Period, and any Tax Return which includes or is based on the operations, ownership, assets or activities of the Company or its Subsidiaries for any Post-Closing Period to the extent the items reported on such Tax Return might reasonably increase any Tax liability for any Pre-Closing Period (or any portion of a Post-Closing Period through the Effective Date) shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the applicable Tax law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the applicable Tax law), in accordance with reasonable Tax accounting practices selected by the Filing Party with respect to such Tax Return under this Agreement with the consent (not to be unreasonably withheld or delayed) of the Non-Filing Party. Each of the entities for which an election has been made under Treasury Regulation
Section 301.7701-3 not to have the entity treated as a corporation shall be treated as a "qualified business unit" within the meaning of Section 989 of the Code with the currency of the place of its legal organization treated as its functional currency.

                 (e) Any amended Tax Return or claim for refund of Joint Tax Group Taxes for any Pre-Closing Period shall be filed, or caused to be filed, only by Starwood or ITT.

Starwood shall not, and shall cause ITT not to, without the prior written consent of VNU (which consent shall not be unreasonably withheld or delayed) make, or cause or to be made, any such filing, to the extent such filing if accepted, reasonably might change the Tax liability of a WD Party, the Company or any of its Subsidiaries for any Post-Closing Period. Any other amended Tax Return or claim for Tax refund shall be filed, or caused to be filed, by VNU, except that such filing shall not be done without the consent (which shall not be unreasonably withheld or delayed) of Starwood to the extent that any such filing, if accepted, reasonably might change the Tax liability for Joint Tax Group Tax for any Pre-Closing Period.

                 (f) If any of VNU or the Company or any of its Subsidiaries receives a Tax refund with respect to Joint Tax Group Taxes for Pre-Closing Periods, other than Tax refunds for which there is a specific accrual reflected on the Final Closing Balance Sheet, within the thirty (30) days following the receipt of such Tax refund, VNU shall cause the Company or the applicable Subsidiary of the Company, to pay the amount of such Tax refund to ITT or Starwood, as appropriate. If Starwood, ITT, or any Subsidiary of either (other than the Company or any of its Subsidiaries) receives a Tax refund of any other Taxes imposed on or with respect to the assets or activities of the Company or any of its Subsidiaries, within (30) days following the receipt of such Tax refund, Starwood shall, or shall cause ITT or the appropriate ITT Subsidiary to, pay the amount of such Tax refund to VNU or the Company or the appropriate Subsidiary of the Company.

                 (g) As of the Effective Time, Starwood shall cause all Tax allocation, Tax sharing, Tax reimbursement and similar arrangements or agreements between Starwood, ITT or any of their Subsidiaries (other than the Company and its Subsidiaries), on the one hand, and the Company or any of its Subsidiaries, on the other, to be extinguished and terminated with respect to the Company and its Subsidiaries and any rights or obligations existing under any such agreement or arrangement to be no longer enforceable.

                 (h) Without the prior written consent (which shall not be unreasonably withheld) of Starwood, neither the WD Parties nor the Surviving Corporation shall, at their respective voluntary initiative, make or change any election, file any amended Tax Return or take any other similar action inconsistent with the Merger's qualification as a reorganization within the meaning of Section 368(a) of the Code.

                 (i) The Surviving Corporation shall timely file, or cause to be filed, all notices, certifications, waivers or other information required to be filed with respect to the gain recognition agreements entered into pursuant to Code Section 367 and the regulations thereunder with respect to the stock and securities of Gouden Gids B.V., a Dutch company, and Paginas Amerelas, a Portuguese company (each, a "GRA") (copies of all such information shall be furnished to the Director of Taxes of ITT Industries, Inc., an Indiana corporation, and to the Director of Taxes of ITT (by copies thereof to Starwood in the same manner so provided otherwise for notices under this Agreement)). The Surviving Corporation shall not, and shall cause its Subsidiaries not to, enter into any transaction after the Effective Time that would result in the recognition of gain under a GRA. If the Surviving Corporation or any of its Subsidiaries or any successor in interest to the stock or assets of the entity or securities of which are subject to the GRA takes or omits to take any action after the Effective Time that results in recognition of gain under a GRA, VNU, the Surviving

Corporation and its Subsidiaries shall be liable for and shall indemnify, defend and hold Starwood, ITT and their respective Subsidiaries harmless from and against any such liability.

                 8.3 PRESS RELEASES AND ANNOUNCEMENTS. No press releases related to this Agreement and the transactions contemplated herein, or other announcements in connection therewith, except with respect to notifications of the employees of the Company, shall be issued without the mutual approval of all Parties, except for any public disclosure which any Party in good faith believes is required by law or regulation (in which case the disclosure shall be prepared jointly by the WD Parties and Starwood).

                 8.4 FURTHER ASSURANCES. The WD Parties and Starwood shall execute and deliver, or as applicable cause their Affiliates to execute and deliver, such further instruments of conveyance and transfer and take such additional action as may be reasonably required by either Party to effect, consummate, confirm or evidence the transactions contemplated by this Agreement.

                 8.5      FEES AND EXPENSES.

                 (a) Except as otherwise provided herein, each of the WD Parties and their Affiliates, on the one hand, and Starwood, ITT and their Affiliates, on the other hand, shall pay all of their own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of their obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

                 (b) In the event that (i) the ITT Merger Agreement has been terminated under circumstances which entitle Starwood to reimbursement for its expenses from ITT as provided therein and (ii) the WD Parties are not then in material breach of their obligations hereunder, then Starwood shall reimburse the WD Parties for all of their actual documented fees and expenses incurred in connection with the transactions contemplated herein; provided that Starwood shall have no obligation to so reimburse the WD Parties unless Starwood has been able to obtain reimbursement of such amounts from ITT pursuant to the terms of the ITT Merger Agreement through Starwood's reasonable best efforts to do so, and then only to the extent of such reimbursement from ITT with respect thereto.

                 8.6 CERTAIN OTHER FEES. ITT shall be liable for and shall pay any and all, and Starwood shall use reasonable best efforts to cause ITT to pay any and all, and neither the Company nor any of its Subsidiaries shall have any liability for any, fees or payments payable to third parties with respect to any agreements relating to the capital stock of the Company (other than this Agreement and the agreements to be entered into in connection herewith), including but not limited to any payment obligations pursuant to the Agreement between BellSouth Corporation and ITT dated as of July 15, 1997, the Investment Agreement between ITT and CDRV Acquisition, L.L.C. and any other obligations payable to third parties as a result of this Agreement or the transactions contemplated hereby or as a result of the termination of any agreement with respect to the capital stock of ITT.

                 8.7      MANAGEMENT SERVICES CONTRACT.

                 (a) Effective as of the Closing, Starwood hereby agrees that it shall (i) prior to the ITT Merger, use its reasonable best efforts to cause ITT and the Company to and (ii) following the ITT Merger, cause ITT and the Company to terminate the Management Services Contract (the "Management Services Contract"), dated January 1, 1996 between ITT and the Company. The Parties hereto agree that within 15 business days following the termination of the Management Services Contract, the Surviving Company shall pay to ITT all amounts owed by the Company to ITT pursuant to the Management Services Contract through and including the date of its termination.

                 (b) Starwood hereby agrees that it shall (i) prior to the ITT Merger, use its reasonable best efforts to cause ITT to and (ii) following the ITT Merger, cause ITT to, as of the Effective Time, enter into a reasonable transition services agreement with the Surviving Corporation which shall provide that ITT shall provide to the Surviving Corporation for a reasonable period certain transition services of a type which are being provided on the date hereof to the Company pursuant to the Management Services Contract ("Continuing Services") at a reasonable cost to the Surviving Corporation; provided that ITT shall not be obligated to provide any of the Continuing Services to the extent that such functions would otherwise be discontinued by ITT but for such transition service agreement.

                 8.8 STANDSTILL. Unless each of the Parties consents thereto in its sole discretion, until this Agreement is terminated in accordance with its terms, or the Merger is consummated, each of the WD Parties and Starwood agrees that it shall not, and shall not permit any Affiliate, employee, officer, director, shareholder, partner, member, trustee, agent, representative or other person acting on its behalf to, directly or indirectly, negotiate or participate in any discussions with any other Person concerning the possible sale, lease or disposal of, or solicit, encourage or accept any offer to purchase or sell or otherwise acquire from or sell to any other Person, all or any substantial part of the outstanding capital stock of the Company or any of its direct or indirect Subsidiaries or any substantial portion of any of such entities' assets, whether such transaction takes the form of a sale or lease of assets, a sale of stock, a merger, consolidation, reorganization, recapitalization or other transaction designed to effect a change in ownership or a change in control of such entities or assets.

                 8.9      EMPLOYEE BENEFITS MATTERS.

                 (a) Definitions. For purposes of this Section, the following terms shall have the meanings set forth herein:

                 "WD Employee" shall mean an individual who is employed (including an individual who is not actively employed due to an approved disability, lay-off with right of recall or an authorized leave of absence (or who is receiving salary continuation severance payments)) by the Company or any of its Subsidiaries immediately prior to the Closing Date. The term "WD Employee" will also include those headquarter staff employees of ITT whose names are set forth on the "Employee Benefits Matters Schedule" attached hereto and who are offered and accept employment with the Company or any of its Subsidiaries prior to the Closing Date. No such headquarter employee shall be offered employment with the Company or any of its Subsidiaries without the prior consent of VNU. At least 15 days prior to the Closing Date, VNU shall provide to ITT a list of those headquarter employees who will be offered employment with the Surviving Corporation or one of its Subsidiaries on the Closing Date.

                 "WD Former Employee" means a former employee of the Company or its Subsidiaries whose employment with the Company or any of its Subsidiaries terminated prior to the Closing Date.

                 "WD Individual" means each WD Employee and WD Former Employee.

                 "WD Stand-Alone Plan" means each benefit or compensation plan, program, policy or arrangement maintained for the exclusive benefit of all or some WD Individuals. The WD Stand-Alone Plans shall also include the AC&R plans set forth on the ERISA Schedule.

                 "ITT Plans" means each benefit or compensation plan, program, policy or arrangement maintained by ITT or its subsidiaries immediately prior to the ITT Merger, other than the WD Stand-Alone Plans.

                 (b) Employees. The Company and its Subsidiaries shall continue to be bound by the provisions of each prior offer of employment that pertains to the WD Employees and by the applicable and relevant employment agreements, collective bargaining agreements, collective employee agreements, customary practices and other employment- related obligations, to the extent required by local law or the provisions of such agreements. Except as otherwise provided herein, nothing herein shall prevent the Company or its Subsidiaries from modifying the WD Employees' terms and conditions of employment or establishing new terms and conditions of employment to the extent such actions are permitted by local law and the provisions of such agreements, and nothing contained in this Section shall confer on any WD Employee any right to continued employment, whether before or after the Closing Date.

                 (c)      General Provisions.

                          (i) Except as expressly provided herein, the Company shall assume, or one of its subsidiaries shall retain, sponsorship of all WD Stand-Alone Plans. Effective as of the Closing Date, the Company and its Subsidiaries shall no longer participate in, and the WD Individuals shall no longer accrue benefits under, the ITT Plans. Except as specifically provided herein, the Company and its Subsidiaries shall have in effect, or cause to have in effect, as of the Closing Date, and will continue for at least one year after the Closing Date, benefit and compensation plans, programs, policies, agreements and arrangements for WD Employees which are comparable, in the aggregate, to those made available to such individuals as of November 12, 1997. Without limiting the generality of the foregoing, for not less than one year following the Closing Date, the Company and its Subsidiaries shall provide severance plans, programs, policies, agreements and arrangements to each WD Employee that are no less favorable than those in effect as of November 12, 1997.

                          (ii) With respect to the WD Employees covered under the ITT Corporation Senior Executive Severance Pay Plan and the ITT Corporation Special

         Severance Plan For Salaried Headquarters Employees (collectively, the "ITT Special Severance Plans"), for a period of two years following the Closing Date, the Company or its Subsidiaries shall maintain a replacement severance plan or arrangement (the "WD Special Severance Plan") that provides severance pay and benefits that are no less favorable than the severance pay and benefits that would be paid under the terms and conditions in the ITT Special Severance Plans; provided, that if this transaction closes prior to the ITT Merger, the Company shall cause the WD Special Severance Plan to be administered as though a Change in Control under the ITT Special Severance Plans had occurred as of the Closing Date. Subject to Section 8.12 hereof, VNU, the Company and each Subsidiary shall indemnify and hold ITT, Starwood and each of their subsidiaries harmless from and against any and all liabilities, obligations, charges, expenses, and costs (including reasonable attorney fees) that are incurred or which arise with respect to any of the WD Employees under any of the severance plans, programs, policies, agreements or arrangements on account of actions or omissions of VNU, the Company or any of its Subsidiaries on or after the Closing Date.

                          (iii)   Except as specifically provided in Section
         8.12 hereof or in any other provision herein, as of the Closing Date, all obligations relating to wages, salaries, bonuses and other forms of compensation and all benefit liabilities relating to WD Individuals will be assumed or retained by the Company or its Subsidiaries; provided, however, that the Surviving Corporation shall not assume any obligations related to stock options outstanding immediately prior to the Closing Date. Notwithstanding the foregoing, all claims incurred under the ITT Medical and Dental Plan by the WD Individuals prior to the Closing Date shall be retained and paid by Starwood or ITT. For this purpose, a claim shall be deemed incurred on the date services are rendered.

                 (d)      Pension Plans.

                          (i) Effective as of the Closing Date, the Company shall establish a replacement defined benefit retirement plan (the "WD Retirement Plan") intended to be tax-qualified under Section 401(a) of the Code for the benefit of the WD Individuals who are participants in the ITT Corporation Salaried Retirement Plan (the "ITT Retirement Plan") as of the Closing Date. The WD Retirement Plan shall (i) provide benefits identical in all material respects to those provided under the ITT Retirement Plan and (ii) recognize all service rendered by such WD Employees, including service prior to the Closing Date (as determined under the ITT Retirement Plan), for purposes of benefit eligibility, vesting and benefit accrual. As soon as practicable after the Closing Date, Starwood shall cause to be transferred from the ITT Retirement Plan to the WD Retirement Plan assets having a fair market value equal to the aggregate present value of the accrued benefit obligation attributable to the WD Individuals under the ITT Retirement Plan, calculated as of the Closing Date, using the assumptions set forth in PBGC Reg. Section 2619 with respect to a plan terminating on the Closing Date (the "transfer value"). The transfer value shall be adjusted to reflect interest from the Closing Date to the date assets are transferred at the rate of interest used in computing the transfer value and shall be adjusted to reflect benefit payments made during such period. The transfer value shall be computed by Towers Perrin, the enrolled actuary for the plan; VNU may, at its election, have its actuary of choice review such calculations. Upon such transfer of assets, the WD Retirement Plan shall assume the liabilities related to the WD Individuals. Prior to such transfer, VNU shall provide to Starwood a favorable determination letter from the Internal Revenue Service to the effect that the WD Retirement Plan meets the requirements for qualification under Section 401(a) of the Code (or an opinion of counsel for VNU to such effect in a form satisfactory to Starwood), and Starwood shall provide to VNU a favorable determination letter from the Internal Revenue Service to the effect that the ITT Retirement Plan meets the requirements for qualification under Section 401(a) of the Code (or an opinion of counsel for Starwood to such effect in a form satisfactory to VNU).

                          (ii) The WD Employees will cease to accrue further benefits under the ITT Corporation Excess Pension Plan IA, ITT Corporation Excess Pension Plan IB and ITT Corporation Excess Pension Plan II (the ITT Excess Pension Plans") as of the Closing Date. Starwood will remain responsible for the benefits accrued by the WD Individuals under the ITT Excess Pension Plans immediately prior to the Closing Date and shall distribute such accrued benefits in accordance with the terms of such plans. Effective as of the Closing Date, the Company shall establish one or more nonqualified excess retirement plans (the "WD Excess Retirement Plans") which shall (i) provide benefits identical in all material respects to those provided under the ITT Excess Pension Plans, as applicable to such WD Employee,
         (ii) recognize all service for benefit eligibility, vesting and benefit accrual purposes rendered by such WD Employee including service prior to the Closing Date (as determined under the applicable ITT Excess Pension Plan), and (iii) provide for an offset of any benefit payable with respect to service recognized under the applicable ITT Excess Pension Plan covering the same period of service.

                 (e)      Savings Plan.

                          (i) Effective as of the Closing Date, the WD Individuals that participated in the ITT 401(k) Retirement Savings Plan (the "ITT Savings Plan") shall be offered participation in a comparable 401(k) plan maintained or established by VNU or the Company (the "Replacement 401(k) Plan"). The Replacement 401(k) Plan shall recognize service with ITT for purposes of eligibility and vesting. Starwood shall cause to be transferred cash, or other property as mutually agreed to by the parties, to the trust established under the Replacement 401(k) Plan in an amount equal to the respective account balances (including any loans and qualified domestic relations orders pertaining thereto) of the WD Individuals as of the transfer date. Upon such transfer, the Replacement 401(k) Plan will assume the related liabilities. Prior to such transfer, VNU shall provide to Starwood a favorable determination letter from the Internal Revenue Service to the effect that the Replacement 401(k) Plan meets the requirements for qualification under Section 401(a) of the Code (or an opinion of counsel for VNU to such effect in a form satisfactory to Starwood), and Starwood shall provide to VNU a favorable determination letter from the Internal Revenue Service to the effect that the ITT Savings Plan meets the requirements for qualification under Section 401(a) of the Code (or an opinion of counsel for Starwood to such effect in a form satisfactory to VNU). During the period from the Closing Date to the date of transfer, Starwood shall continue to accept loan repayments with respect to the WD Individuals who have loans outstanding as of the Closing Date.

                          (ii) The Company shall establish as of the Closing Date a nonqualified savings plan (the "WD Excess Savings Plan") which is comparable to the ITT Corporation Excess Savings Plan ("ITT Excess Savings Plan"). As of the Closing Date, all obligations under the ITT Excess Savings Plan with respect to the WD Individuals shall be assumed by the Company and Starwood shall have no further obligation with respect thereto.

                 (f)      Retiree Medical and Life.

                          (i) The Company shall provide retiree medical and life insurance coverage as of the Closing Date to the WD Employees which shall provide retiree benefits no less favorable than the coverage provided to them immediately prior to the Closing Date under the ITT Medical and Dental Plan and the ITT Corporate Group Life Insurance Plan for Retired Salaried Employees (collectively, the "ITT Retiree Plans"); provided, however, that subject to Section 8.9(c)(i), the Surviving Corporation shall have the right to amend or terminate such coverage after the Closing Date as permitted by applicable law. With respect to the WD Employees as set forth on the Employees Benefits Matters Schedule, the Company shall provide such retiree benefits as though a Change in Control under the ITT Retiree Plans had occurred as of the Closing Date. VNU, the Company and its Subsidiaries shall indemnify Starwood, ITT and its subsidiaries from and against any and all obligations incurred with respect to any WD Employee for any retiree welfare benefit obligations which arise on or after the Closing Date.

                          (ii) It is expressly understood that the medical plan and life insurance plan in effect for WD Individuals who are or were employed by the Company or any of its Subsidiaries in Puerto Rico are WD Stand- Alone Plans and thus the Company and its Subsidiaries will retain liability for all obligations thereunder, including to WD Former Employees.

                 8.10     NAME CHANGE.   Prior to the Effective Date,  the
Parties hereby agree that they will negotiate in good faith a reasonable license agreement which shall contain reasonable terms pursuant to which ITT will license royalty-free, for reasonable uses consistent with past practices, the name "ITT" to the Surviving Corporation and its Subsidiaries for a period of 18 months following the Effective Date; provided that at the end of such 18 month period, the Surviving Corporation and all of its Subsidiaries shall (a) cease using any corporate name, trade name, trademark, service mark, or other trade designation that includes the term "ITT", or any other term confusingly similar thereto, in connection with any and all aspects of the businesses of the Surviving Corporation and its Subsidiaries, including, without limitation, advertising, marketing, letterheads, invoices, packaging or entity, business or divisional names and (b) make all appropriate filings with domestic or foreign governmental entities in order to effectuate the foregoing. Such license agreement shall be non-transferable (other than to Affiliates of VNU) and shall terminate upon any direct or indirect change in control of the Surviving Corporation.

                 8.11 REASONABLE BEST EFFORTS. Any reference herein to Starwood "causing" the Company or ITT to act hereunder shall mean the following: (i) if the Closing Date is prior to the ITT Merger, Starwood shall use its reasonable best efforts to cause ITT to cause the Company to act hereunder and (ii) if the Closing Date is subsequent to the ITT Merger, Starwood shall cause the

Company to act hereunder. If Starwood is not able to cause ITT to act to consummate the Merger pursuant hereto prior to the ITT Merger, then Starwood hereby agrees to cause the Company to consummate the Merger pursuant hereto promptly after the ITT Merger becomes effective pursuant to the terms of the ITT Merger Agreement. Notwithstanding anything contained in this Agreement to the contrary, Starwood shall in no way be obligated to cause ITT to consummate the transactions contemplated hereby prior to (i) the approval of the ITT Merger by the shareholders of ITT and (ii) the approval of the proposed issuance of the Paired Shares (as defined in the ITT Merger Agreement) necessary to consummate the ITT Merger by Starwood's shareholders or the shareholders of Starwood Lodging Trust at meetings duly called for the purpose of considering the ITT Merger or the issuance of Paired Shares in connection therewith, as applicable.

                 8.12 CERTAIN SEVERANCE PAYMENTS. Notwithstanding the provisions of Section 8.9(c) hereof, in the event that, prior to the first anniversary of the Effective Time, the employment of any of those headquarter staff employees identified on the Employee Benefits Matters Schedules is terminated either (i) by the Surviving Corporation or (ii) in the event such employee is not hired by the Surviving Corporation, by ITT, then all costs and obligations related to or arising out of such termination pursuant to plans, policies, agreements or arrangements in effect as of the date hereof (or such replacement plans, policies, agreements or arrangements as required under
Section 8.9(c)), shall be shared equally by ITT and the Surviving Corporation; provided, however, that the total costs and obligations incurred by the Surviving Corporation and its Subsidiaries with respect to all such terminations shall not exceed $5,000,000, and once such $5,000,000 maximum is reached, all costs and obligations shall be borne solely by ITT, Starwood and their Subsidiaries, as applicable.

                                   ARTICLE IX
                                  DEFINITIONS

                 9.1 DEFINITIONS. For purposes hereof, the following terms, when used herein with initial capital letters (except in the case of the terms "material", "cash," "immediately available funds" and "transfer value"), shall have the respective meanings set forth herein:

                 "Affiliate" of any Person means any other Person controlling, controlled by or under common control with such first Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

                 "Agreement" means this Reorganization Agreement, including all Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.

                 "cash" and "immediately available funds" shall, in respect of all cases involving a payment among the Parties hereunder (except as otherwise expressly provided herein), refer to currency or funds denominated in United States dollars.

                 "Code" means the United States Internal Revenue Code of 1986, as amended.

                 "Control" or "Controlled" means direct ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of each and all classes of non-voting stock of the corporation.

                 "Excess Tax Credit Amount" means an amount equal to 70% of the excess of (a) the amount of any foreign tax credits carried by any actual, constructive or deemed distributions (other than distributions by ITT Gouden Gids, B.V., ITT Publitec Services B.V. and ITT Research and Development B.V.) to the Company for U.S. federal income tax purposes between the date hereof through the Closing Date over (b) the U.S. federal income tax on any portion thereof treated as a dividend for U.S. federal income tax purposes.

                 "GAAP" means United States generally accepted accounting principles, consistently applied.

                 "Intellectual Property Rights" shall mean all patents, patent rights, trademarks, trade names, service marks, trade secrets, copyrights and other proprietary intellectual property rights.

                 "Intercompany Accounts" means all amounts owed between the Company and its Subsidiaries, on the one hand, and ITT and its Subsidiaries, on the other hand.

                 "ITT Officers' Knowledge" means the actual (and not constructive or deemed) knowledge of Robin Bolland, Gerald Crotty, Al Haussener and Victor Berger, none of whom shall be deemed to have actual knowledge based upon the knowledge of other representatives of ITT, the Company, its Subsidiaries or their respective advisors and consultants.

                 "ITT Tax Liability Amount" means the amount of the liabilities for which Starwood and ITT are responsible under Section 8.2 hereof.

                 "Joint Tax Group" shall mean any group in or for which any Tax liability is determined by reference to the group on a consolidated, combined, unitary, fiscal unity or other similar grouping basis if the entities included in such group include ITT or any Affiliate of ITT (other than the Company or a Subsidiary of the Company) for the entire period or other reference mark for the determination of the Tax liability. "Joint Tax Group Return" shall mean a Tax Return of or with respect to a Joint Tax Group.

                 "Liens" means any mortgage, pledge, security interest, claim, encumbrance, lien or charge of any kind (including, without limitation, any option, conditional sale or other title retention agreement or lease in the nature thereof).

                 "Loss" means, with respect to any Person, any damage, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable attorneys' fees and expenses and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any governmental entity or any department, agency or political subdivision thereof) against or affecting such Person or which, if determined adversely to such Person, would give rise to, evidence the existence of, or relate to, any other Loss and the investigation, defense or settlement of any of the foregoing or by a Party in connection with enforcing its rights hereunder.

                 "Material Adverse Effect" or "material" means in respect of either breaches of representations and warranties or breaches of covenants and agreements, matters which have alone or in the aggregate with other such breaches of representations and warranties or covenants and agreements, respectively, had an adverse effect on the business, condition (financial or otherwise), operations, results of operations, employee relations, customer or supplier relations, assets or liabilities of the Company and its Subsidiaries taken as a whole (or, in the case of covenants by Starwood to VNU and the WD Parties hereunder, then such an adverse effect on such Persons) resulting in Losses (including, but not limited to, a reduction in value) in an amount not less than $105,000,000.

                 "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a governmental entity or any department, agency or political subdivision thereof and any other entity.

                 "Post-Closing Period" shall mean, with respect to the Company or any Subsidiary, any Tax period ending after the Effective Time.

                 "Pre-Closing Period" shall mean, with respect to the Company or any Subsidiary, any Tax period ending on or before the Effective Time.

                 "Subsidiary" means, with respect to any Person, any corporation a majority of the total voting power of shares of stock of which is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or any partnership, limited liability company, association or other business entity a majority of the partnership, membership or other similar ownership interest of which is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof or with respect to which such Person acts as general partner, managing member or in a similar controlling capacity. Without limiting the generality of the foregoing, "Subsidiary" shall include each of the entities in which the Company has an economic interest constituting the Joint Ventures in Ireland, Portugal and South Africa. Notwithstanding the foregoing, WD Parent shall not be deemed to be a subsidiary of VNU.

                 "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

                 "Taxes" means any federal, state, local, or foreign income, gross receipts, license, corporation, payroll, employment, excise, severance, stamp, capital duty, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (including any social security charge or premium), unemployment, wealth, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax or other tax, fee, assessment or other charge of any kind whatsoever (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity (whether national, local, municipal or otherwise) or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing, and including any transferee or secondary liability in respect of any tax (whether by law, contractual agreement or otherwise but not including any contractual Tax gross-up obligation) and any liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group and any liability on deemed, as well as actual, income, profits or gains, whether disputed or not.

                  "Transfer Taxes" shall mean all Taxes (other than Taxes imposed on income, profits, gains or similar items, whether based on a regular or alternative tax base and whether imposed on a net or gross basis) incurred or imposed by reason of the sale, assignment or transfer of title of any of the Company Common Stock or WD Parent Common Stock, regardless of upon whom such Taxes are levied or imposed by law, including sales, use, value-added, excise, transfer gains tax, stamp, documentary, filing, recording, permit, license, authorization, intangible and similar Taxes, and any other costs required to be paid to effectively vest in WD Parent and ITT all right title and interest (free and clear of any and all encumbrances, other than permitted encumbrances) in and to all the Company Common Stock or WD Parent Common, respectively.

Any reference to any particular Code section or any other law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

                 9.2 CROSS REFERENCE OF OTHER DEFINITIONS. Each capitalized term listed below is defined in the corresponding Section of this
Agreement:

Term                                                                Section
----                                                                -------
Actual VNU Knowledge                                                7.2(a)
Affiliate Agreements                                                4.18(b)
Agreement                                                           Preface
Applicable Rate                                                     1.3(g)
Auditor                                                             1.3(c)
Book Value Amount                                                   2.2(h)
Certificate of Merger                                               1.1(b)
Closing                                                             1.2(a)
Closing Date                                                        1.2(a)
Closing Transactions                                                1.2(a)
Company                                                             Recitals
Company Ex-U.S. Pension Plan                                        4.13(e)
Company Multiemployer Plan                                          4.13(d)
Company Permits                                                     4.9
Company Plan                                                        4.13(d)
Company Stock                                                       Recitals

Confidentiality Agreement                                           3.4
Continuing Services                                                 8.7(b)
Conversion                                                          6.1(g)
Cure Period                                                         7.2(a)
DGCL                                                                Recitals
Effective Time                                                      1.1(b)
Environmental Laws                                                  4.14(a)
Equity Earnings                                                     1.3(a)
ERISA Affiliate                                                     4.13(d)
Excess Tax Credit Payment                                           1.3(f)
Extension                                                           6.1(g)
Failed Negotiation                                                  7.2(a)
Filing Party                                                        8.2(c)
Final Closing Balance Sheet                                         1.3(d)
Final Excess Tax Credit Amount                                      1.3(d)
Final Statement of Net Worth                                        1.3(d)
Financial Statements                                                4.7
GRA                                                                 8.2(j)
HSR Act                                                             2.1(d)
Indemnified Party                                                   7.2(d)
Indemnifying Party                                                  7.2(d)
Ireland Agreement                                                   3.7
ITT                                                                 Recitals
ITT Excess Pension Plans                                            8.9(d)(ii)
ITT Excess Savings Plans                                            8.9(e)(ii)
ITT Merger Date                                                     6.1(b)
ITT Merger                                                          Recitals
ITT Merger Agreement                                                Recitals
ITT Plans                                                           8.9(a)
ITT Retiree Plans                                                   8.9(f)
ITT Retirement Plan                                                 8.9(d)(i)
ITT Savings Plan                                                    8.9(e)(i)
ITT Special Severance Plans                                         8.9(c)(ii)
ITT/Starwood Parties                                                7.2(c)
Joint Tax Group Return                                              9.1
Joint Ventures                                                      4.12(b)
Letter Agreement                                                    2.2(g)
License Agreement                                                   2.1(j)
Management Services Contract                                        8.7(a)
Merger                                                              Recitals
Merger Company                                                      Recitals
Merger Consideration                                                1.1(d)(ii)
Merger Consideration Adjustment                                     7.2(a)
Negotiations                                                        7.2(a)
Net Worth Payment                                                   1.3(e)
Non-Filing Party                                                    8.2(c)

Non-Voting Common Stock                                             Recitals
Non-Voting Common Stock Consideration                               1.1(d)(ii)
Noterizon                                                           Recitals
Objection Notice                                                    1.3(b)
Parties                                                             Preface
Party                                                               Preface
Preliminary Closing Balance Sheet                                   1.3(a)
Preliminary Excess Tax Agreement                                    1.3(a)
Preliminary Excess Tax Credit Amount                                1.3(a)
Preliminary Statement of Net Worth                                  1.3(a)
Related Person                                                      4.18(a)
Replacement 401(k) Plan                                             8.9(e)(i)
Specified VNU Persons                                               7.2(a)
Starwood                                                            Preface
Surviving Corporation                                               1.1(a)
Surviving Provisions                                                7.1
Tangible Net Worth                                                  1.3(a)
Termination Date                                                    6.1(a)(vi)
transfer value                                                      8.9(d)(i)
VNU                                                                 Preface
VNU International                                                   Preface
Voting Common Stock                                                 Recitals
Voting Common Stock Consideration                                   1.1(d)(i)
WD Acquisition                                                      Preface
WD Acquisition Class A Preferred Stock                              Recitals
WD Acquisition Class B Preferred Stock                              Recitals
WD Acquisition Common Stock                                         Recitals
WD Employee                                                         8.9(a)
WD Excess Retirement Plans                                          8.9(d)(ii)
WD Excess Savings Plan                                              8.9(e)(ii)
WD Former Employee                                                  8.9(a)
WD Individual                                                       8.9(a)
WD Indemnification Parties                                          7.2(b)
WD Parent                                                           Preface
WD Parent Common Stock                                              Recitals
WD Parent Preferred Stock                                           Recitals
WD Parties                                                          Preface
WD Retirement Plan                                                  8.9(d)(i)
WD Special Severance Plans                                          8.9(c)(ii)
WD Stand-Alone Plan                                                 8.9
Worker Safety Laws                                                  4.14(a)

                                   ARTICLE X
                                 MISCELLANEOUS

                 10.1 AMENDMENT AND WAIVER. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding upon a Party only if such amendment or waiver is set forth in a writing executed by Starwood and each of the WD Parties. No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

                 10.2 NOTICES. All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or telecopied (with hard copy to follow). Notices, demands and communications to the Starwood and the WD Parties shall, unless another address is specified in writing, be sent to the address or telecopy number indicated below:

Notices to the WD Parties :               with a copy to (which shall not
                                          constitute notice):
VNU International B.V.
Ceylonpoort 5-25                          Winthrop, Stimson, Putnam & Roberts
2003, EA Haarlem                          One Battery Park Plaza
The Netherlands                           New York, NY  10004
Attention:   Executive Board              Attention:   William L. Burke, Esq.
Telecopy:    011-31-23-546-3938                        David W. Ambrosia, Esq.
                                          Telecopy:    (212) 858-1500

Notices to Starwood:                      with copies to (which shall not
                                          constitute notice):
c/o Starwood Capital Group, L.L.C.
Three Pickwick Plaza, Suite 250           Kirkland & Ellis
Greenwich, Connecticut  06830             200 East Randolph Drive
Attention:   Merrick Kleeman              Chicago, Illinois  60601
Telecopy:    (203) 861-2101               Attention: Gary R. Silverman, Esq.
                                          Telecopy:  (312) 861-2200

                 10.3 BINDING AGREEMENT; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Starwood without the prior written consent of the WD Parties or by the WD Parties without the prior written consent of Starwood; provided further that the WD Parties or Starwood may at any time prior to the Closing, at their respective sole discretion, assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its Affiliates; provided that the WD Parties or Starwood, as applicable, shall remain liable for its obligations hereunder.

                 10.4 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

                 10.5 NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

                 10.6 CAPTIONS. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

                 10.7 ENTIRE AGREEMENT. This Agreement and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter
hereof in any way.   The foregoing shall not apply with respect to (a) the
Confidentiality Agreement (which agreement shall be terminated and of no further force or effect at the Effective Time) and (b) the Non-Disclosure and Confidentiality Agreement, dated November 20, 1997, between Price Waterhouse LLP and VNU.

                 10.8 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

                 10.9 GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

                 10.10 PARTIES IN INTEREST. Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement, and no third-party beneficiaries shall be deemed created hereby.

                 10.11 NO LIABILITY OF INDIVIDUALS. The Parties acknowledge and agree that none of Robin Bolland, Gerald Crotty, Al Haussener or Victor Berger or the VNU Specified Persons are parties to this Agreement or have any privity with any of the parties with respect hereto, that reference to the knowledge of such Persons is merely for the purpose of establishing the relative rights of the Parties hereunder, that no presumption of knowledge on the part of such Persons shall be implied hereunder, and that none of such Persons shall have any personal liability as a result of any reference thereto herein.

                 10.12 SPECIFIC PERFORMANCE. Notwithstanding anything to the contrary contained herein, each of the Parties acknowledges and affirms that money damages would not be a sufficient remedy for any breach of this Agreement by it, and each Party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach, in each case without the necessity of posting a bond or other security. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement, but shall be in addition to all other remedies available under this Agreement.

                 *          *          *          *          *

                 IN WITNESS WHEREOF, the Parties have executed this Reorganization Agreement as of the date first written above.


                                        STARWOOD LODGING CORPORATION

                                        By: /s/ Eric A. Danziger
                                           ------------------------------------
                                        Name:   Eric A. Danziger
                                        Title:  President


                                        NOTERIZON B. V.

                                        By: /s/ R.F. van den Bergh
                                           ------------------------------------
                                        Name:   R.F. van den Bergh
                                        Title:  Member of the Executive Board
                                                of VNU B.V. being the managing
                                                director of the company

                                        By: /s/ F.J.G.M. Cremers
                                           ------------------------------------
                                        Name:   F.J.G.M. Cremers
                                        Title:  Member of the Executive Board
                                                of VNU B.V. being the managing
                                                director of the company


                                        VNU INTERNATIONAL B. V.

                                        By: /s/ R.F. van den Bergh
                                           ------------------------------------
                                        Name:   R.F. van den Bergh
                                        Title:  Member of the Executive Board

                                        By: /s/ F.J.G.M. Cremers
                                           ------------------------------------
                                        Name:   F.J.G.M. Cremers
                                        Title:  Member of the Executive Board


                                        WD PARENT, INC.

                                        By: /s/ F.J.G.M. Cremers
                                           ------------------------------------
                                        Name:   F.J.G.M. Cremers
                                        Title:  Vice President


                                        WD ACQUISITION CORP.

                                        By: /s/ F.J.G.M. Cremers
                                           ------------------------------------
                                        Name:   F.J.G.M. Cremers
                                        Title:   Vice President